Exhibit 10.38

EXECUTION VERSION

Published CUSIP Numbers:

Deal:  137671AK9

Revolver:  137671AL7

Term:  137671AM5

FIRST LIEN CREDIT AGREEMENT

Dated as of October 2, 2012

among

CANNERY CASINO RESORTS, LLC
and
WASHINGTON TROTTING ASSOCIATION, INC.,
as the Borrowers,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and Collateral Agent, Swing Line Lender
and L/C Issuer,

BANK OF AMERICA, N.A.,

GOLDMAN SACHS BANK USA and

WELLS FARGO GAMING CAPITAL, LLC,
as Co-Syndication Agents

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and
MACQUARIE CAPITAL (USA) INC.,
as Co-Documentation Agents

and

The Other Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

GOLDMAN SACHS BANK USA,
WELLS FARGO SECURITIES, LLC,
CREDIT SUISSE SECURITIES (USA) LLC and
MACQUARIE CAPITAL (USA) INC.
as
Joint Lead Arrangers and Book Running Managers

i

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Guarantors
2.01	Commitments and Applicable Percentages
5.01	Qualifications
5.03	Certain Authorizations
5.06	Litigation
5.09	Environmental Matters
5.11	Tax Assessments
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrowers
5.20	Labor Matters
5.21	Gaming Matters
6.25(a)	Post-closing SNDA and Landlord Access Agreements
6.25(b)	Post-closing Deposit and Securities Account Control Agreements
6.25(c)	Mortgaged Properties
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Form of

A	Assignment and Assumption
B	Affiliated Lender Assignment Agreement
C-1	Committed Loan Notice
C-2	Swing Line Loan Notice
D	Compliance Certificate
E	Subsidiary Guaranty
F	Intercreditor Agreement
H-1	Term Note
H-2	Revolving Note
H-3	Swing Line Note
I	Security Agreement
J-1	Mortgage (Pennsylvania)
J-2	Leasehold Deed of Trust (Nevada)
K	Pledge Agreement
L	Affiliate Subordination Agreement
M	Management Subordination Agreement
N	Perfection Certificate
O-1	Tax Compliance Certificate
O-2	Tax Compliance Certificate
O-3	Tax Compliance Certificate
O-4	Tax Compliance Certificate
P	Solvency Certificate
Q	Letter of Credit Request

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 2, 2012 among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company (“CCR”), WASHINGTON TROTTING ASSOCIATION, INC., a Delaware corporation (“WTA” and, collectively with CCR, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, BANK OF AMERICA, N.A., GOLDMAN SACHS BANK USA and WELLS FARGO GAMING CAPITAL, LLC, as Co-Syndication Agents, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and MACQUARIE CAPITAL (USA) INC., as Co-Documentation Agents, and DEUTSCHE BANK SECURITIES INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN SACHS BANK USA, WELLS FARGO SECURITIES, LLC, CREDIT SUISSE SECURITIES (USA) LLC and MACQUARIE CAPITAL (USA) INC., as joint lead arrangers and book running managers of the facilities provided under this Agreement.

WHEREAS, the Borrowers are party to the Existing Credit Agreements and now desire to refinance the same;

WHEREAS, the Borrowers have requested that the Lenders extend to them credit in the form of (a) Term Loans on the Effective Date in an aggregate principal amount not in excess of $385,000,000 and (b) Revolving Loans and Letters of Credit at any time and from time to time prior to the Revolving Maturity Date in an aggregate principal amount at any time outstanding not in excess of $40,000,000 (subject, in each case, to any increase as provided for herein); and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.16.

“Additional Commitments Closing Date” has the meaning specified in Section 2.18(b).

“Additional Lender” has the meaning specified in Section 2.18(b).

“Additional Revolving Commitments” means the commitments of the Additional Revolving Lenders to make Additional Revolving Loans pursuant to Section 2.18.

“Additional Revolving Lenders” means the lenders providing the Additional Revolving Commitments.

“Additional Revolving Loans” means any loans made in respect of any Additional Revolving Commitments that shall have been added pursuant to Section 2.18.

“Additional Term Loan Commitments” means the commitments of the Additional Term Loan Lenders to make Additional Term Loans pursuant to Section 2.18.

“Additional Term Loans” means any loans made in respect of any Additional Term Loan Commitments that shall have been added pursuant to Section 2.18.

“Additional Term Loan Lenders” means the lenders providing the Additional Term Loan Commitments.

“Additional Term Loan Maturity Date” means the final maturity date specified in the relevant documentation for any Additional Term Loan.

“Administrative Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify by notice to the Borrowers and the Lenders.

“Administrative Fee Letter” means the letter agreement dated October 2, 2012, among the Borrowers and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Lenders.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement substantially in the form of Exhibit L.

“Affiliated Debt Fund” means any Affiliate of Oaktree (other than CCR and its Restricted Subsidiaries) that invests in commercial bank loans in the ordinary course of business at the time of the relevant sale or assignment thereto pursuant to Section 10.06(j) and so long as the individuals who are employees, officers or directors of Oaktree and who are responsible for the advisement or management of such Affiliate do not include any individual who is responsible for the advisement or management of CCR and its Restricted Subsidiaries, and the individuals who are employees, officers or directors of Oaktree and who are responsible for the advisement and management of CCR and its Restricted Subsidiaries do not have the right to direct the credit decisions of such Affiliate, or directly or indirectly appoint (or have the right to appoint), any individual at such Affiliate with responsibility for reviewing or approving any decisions with respect to the transactions contemplated by any of the Loan Documents (including any amendments or waivers thereto).

“Affiliated Lender” means, at any time, any Lender that is Oaktree or an Affiliate of Oaktree (other than CCR and its Subsidiaries or an Affiliated Debt Fund) at such time.

“Affiliated Lender Assignment Agreement” means an assignment agreement entered into by a Lender and an Affiliated Lender, Affiliated Debt Fund or a Purchasing Borrower Party, as applicable, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“After-Acquired Property” has the meaning specified in Section 6.13(b).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders.  As of the Effective Date, the Aggregate Revolving Commitments are $40,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of any Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the 9th decimal place) of the applicable Term Loan Facility represented by the principal amount of such Term Loan Lender’s Term Loans of such Class (or Classes, as applicable) at such time and (b) in respect of any Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the 9th decimal place) of the applicable Revolving Facility represented by such Revolving Lender’s Revolving Commitment of such Class (or Classes, as applicable) at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Revolving Lender of any Class or Classes, as applicable, to make Revolving Loans and the obligation of an L/C Issuer to make L/C Credit Extensions in respect of such Class or Classes, as applicable, have been terminated pursuant to Section 8.02, or if the Revolving Commitments of such Class or Classes, as applicable, have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility of such Class or Classes, as applicable, shall be determined based on the Applicable Percentage of such Revolving Lender in respect of such Revolving Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or as set forth in the relevant documentation relating to any Additional Revolving Commitment, Extended Revolving Commitment or Replacement Revolving Commitment, as applicable.

“Applicable Rate” means (a) with respect to the Term Loans (i) 4.75% per annum, in the case of Eurodollar Rate Loans, and (ii) 3.75% per annum, in the case of Base Rate Loans and (b) with respect to the Revolving Loans, (i) 4.75% per annum, in the case of Eurodollar Rate Loans, and (ii) 3.75% in the case of Base Rate Loans; provided, however, that if on and after the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the most recent Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2013), and the Consolidated Total Leverage Ratio as set forth in any such Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) is less than or equal to 5.00 to 1.00, then the Applicable Rate with respect to Revolving Loans shall be (i) 4.50% per annum, in the case of Eurodollar Rate Loans, and (ii) 3.50% in the case of Base Rate Loans.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate with respect to the Revolving Facility shall be (i) 4.75% per annum, in the case of Eurodollar Rate Loans, and (ii) 3.75% in the case of Base Rate Loans and such Applicable Rate shall apply in respect of the Revolving Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

“Appropriate Lender” means, at any time, (a) with respect to any Term Loan Facility or Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Loan of the relevant Class, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers in respect of the relevant Class and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders in respect of the relevant Class and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender in respect of the relevant Class and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders in respect of the relevant Class.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc., each in its capacity as a joint lead arranger and book running manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee that is not an Affiliated Lender (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent; provided, that, “Assignment and Assumption” shall mean, where applicable for the purposes of Section 10.06, an Affiliated Lender Assignment Agreement.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of CCR and its consolidated Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of CCR and its consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time of determination (the “Reference Date”), an amount equal to the sum of:

(a)                                 $10,000,000; plus

(b)                                 the cumulative amount of Consolidated Excess Cash Flow (which amount shall not be less than zero in any fiscal year) generated from and after December 31, 2012 to the last day of the most recently completed fiscal year to the extent such Consolidated Excess Cash Flow was not applied in accordance with Section 2.07(b)(iii); plus

(c)                                  to the extent not (A) included in clause (b) above or clause (d) below or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by CCR or any Restricted Subsidiary from any minority investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date; plus

(d)                                 to the extent not (A) included in clause (b) above or clause (c) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by CCR or any Restricted Subsidiary from any minority investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such minority investments or Unrestricted Subsidiaries; plus

(e)                                  to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.07(b)(i) or Second Lien Loans in accordance with Section 2.07(b)(i) of the Second Lien Credit Agreement, the aggregate amount of all Net Cash Proceeds received by CCR or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any minority investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date; minus

(f)                                   any Restricted Payments, Capital Expenditures, amortization payments of Subordinated Debt or other Investments made using the Available Amount during the period commencing on the Effective Date and ending on the Reference Date (and, for purposes of this clause (f), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

“Availability Period” means in respect of the Revolving Facility, the period from and after the Effective Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of all of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the

Administrative Agent as its “prime rate” and (c) the 1-month Eurodollar Rate plus 1.00%  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto, and a “Borrower” means one of the Borrowers.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada, the Commonwealth of Pennsylvania or the state where the Administrative Agent’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cannery” means the Cannery Hotel and Casino which is owned by CHC and located in North Las Vegas, Nevada.

“Capital Expenditure” means any expenditure that is capitalized on the balance sheet in accordance with GAAP; provided that the term “Capital Expenditure” shall not include (i) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, repaired or improved, (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, in either case, to the extent that such proceeds or awards are not required to be applied in accordance with Section 2.07(b)(i) or (z) assets acquired as a result of a Permitted Acquisition or (ii) expenditures made with Net Cash Proceeds or Extraordinary Receipts in accordance with the reinvestment provisions of Section 2.07(b)(i).

“Cash Collateral Account” means a blocked deposit account of one or more of the Loan Parties at Deutsche Bank Trust Company Americas (or another commercial bank reasonably acceptable to the Administrative Agent, it being acknowledged and agreed that the banks with which the Loan Parties have deposit accounts as of the Effective Date are acceptable to the Administrative Agent) in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, established as provided in Section 6.22 and otherwise established in a manner satisfactory to the Collateral Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable), as collateral for L/C Obligations or Obligations in respect of Swing Line Loans (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services to the Borrowers, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement is the Administrative Agent or a Lender, an Affiliate of the Administrative Agent or a Lender, in its capacity as a party to such Cash Management Agreement or a financial institution reasonably acceptable to the Administrative Agent; provided that such financial institution enters into a control agreement with the Control Agent on terms reasonably acceptable to the Administrative Agent.

“Casino Businesses” means all personal property interests in the Cannery, the Meadows Casino or any additional Ventures pledged pursuant to Section 6.13 (exclusive of Excluded Property and any gaming licenses, accounts and equipment to the extent the pledge thereof is prohibited by local law or contract).

“Casino Real Estate” means (i) the fee interest in real property underlying the Cannery, the Eastside Cannery and the Meadows Casino, (ii) the leasehold interest in the Eastside Cannery, (iii) any real property interest in any additional Ventures pledged pursuant to Section 6.13 and (iv) any fixtures and other real property improvements now existing or to be constructed on any of the properties described in (i), (ii) or (iii) above (exclusive of any gaming equipment to the extent the pledge thereof is prohibited by local law or contract), in each case, held by CCR or any Loan Party.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, the Casino Real Estate and any other material property of the Loan Parties and any of their Subsidiaries, taken as a whole.  “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part or any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CCR” has the meaning specified in the introductory paragraph hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, but solely to the extent the relevant increased costs would have been included if they had been imposed under applicable increased cost provisions and only to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)                                 (i) Mr. William Paulos and Mr. William Wortman collectively shall, directly or indirectly, cease to beneficially own 35% or more of the equity securities of CCR entitled to vote for members of the management committee or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) OCM shall, directly or indirectly, cease to beneficially own 30% or more of the equity securities of CCR entitled to vote for members of the management committee or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)                                 either of Mr. William Paulos and Mr. William Wortman shall at any time cease to be a member of the management committee or equivalent governing body of CCR;

(c)                                  OCM shall at any time cease to have at least two members of the management committee or equivalent governing body of CCR;

(d)                                 Mr. William Paulos, Mr. William Wortman and OCM shall at any time cease to hold the power to appoint a majority of the members of the management committee or equivalent governing body of CCR; or

(e)                                  any Person or two or more Persons acting in concert (other than Permitted Holders) shall have acquired by contract or otherwise resulting in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CCR, or control over the equity securities of CCR entitled to vote for members of the management committee or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“CHC” means Cannery Hotel and Casino, LLC.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders, Additional Revolving Lenders, Extending Revolving Lenders, Replacement Revolving Lenders, Term Loan Lenders, Additional Term Loan Lenders, Extending Term Loan Lenders or Refinancing Term Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Additional Revolving Commitments, Extended Revolving Commitments or Replacement Revolving Commitments, Term Loan Commitments or Additional Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing are Revolving Loans or Term Loans, in each case, under this Agreement as originally in effect or as amended or otherwise modified pursuant to Section 2.17, Section 2.18, Section 2.19 or Section 10.01, of which such Loan, Borrowing or Commitment shall be a part.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means, Credit Suisse AG, Cayman Islands Branch and Macquarie Capital (USA) Inc., in their capacity as co-documentation agents under any of the Loan Documents, or any of their respective successor.

“Co-Syndication Agents” means Wells Fargo Gaming Capital, LLC, Goldman Sachs Bank USA and Bank of America, N.A., as co-syndication agents under any of the Loan Documents, or any successor co-syndication agent.

“Collateral” means all of the “Pledged Collateral”, “Collateral,” “Mortgaged Property” and “Trust Property” (or similar term) referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties.  Notwithstanding any other provision hereof or of any other Loan Document, no lien, claim or encumbrance extends to, and “Collateral” does not include, (i) any deposit account credited with or containing any amounts held for the Commonwealth of Pennsylvania as specified by Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act (Act 71) (4 Pa. C.S.A. § 1401, et seq.), (ii) any right, title or interest of CCR or any of its Subsidiaries in any Gaming License, and (iii) Excluded Property.

“Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mortgages, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 6.13, 6.16 and 6.25, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties.

“Commitment” means for each Lender, such Lender’s Revolving Commitment and/or Term Loan Commitment.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Committed Loan Notice” means (i) a notice of (a) a Term Loan Borrowing, (b) a Revolving Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C-1, or (ii) a deemed Committed Loan Notice pursuant to Section 2.04(c)(i) or (ii).

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Competitor” shall mean a Person (or an identified Affiliate thereof) that directly owns and operates, or has entered into any agreement to directly own or operate, a casino or other gaming establishment or hotel; provided, that the foregoing shall not cause any Person (or an identified Affiliate thereof) to be deemed a Competitor unless the Borrower has provided notice to the Administrative Agent that such gaming establishment or hotel is a Competitor.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any Measurement Period, for CCR and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication:  (i) pre-opening expenses during such Measurement Period, (ii) prepayment penalties and expenses incurred in connection with the Transaction during such Measurement Period, (iii) Consolidated Interest Charges for such Measurement Period, (iv) depreciation and amortization expense during such Measurement Period, (v) other non-cash charges of CCR and its Restricted Subsidiaries during such Measurement Period, (vi) the Management Compensation, (vii) the provision for Federal, state, local and foreign income taxes payable (including, without limitation , any penalties or interest relating to such taxes or arising from tax examinations), (viii) the amount of net cost savings and synergies projected by CCR in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period including, without limitation, in connection with any Permitted Acquisition (which net cost savings and synergies shall be subject to certification by a Responsible Officer of CCR and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) the aggregate amount of cost savings and synergies added pursuant to this clause (viii) for any Measurement Period shall not exceed, after the Effective Date, 10% of Consolidated EBITDA for such Measurement Period (calculated prior to giving effect to any adjustment pursuant to this clause (viii)) and (C) with respect to any period, no costs savings or synergies shall be added pursuant to this clause (viii) to the extent duplicative of any costs savings or synergies that are included in clause (i) above with respect to such period, (ix)  any fees, expenses or charges related to any issuance or offering of Equity Interests or Indebtedness by CCR or any Subsidiary, any Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties (in each case, whether or not successful) (including (A) such fees, expenses or charges related to the Facilities, (B) such fees, costs (including call premiums), commissions, expenses and other charges related to any amendment or other modification of the Facilities or other Indebtedness and (C) commissions, discounts, yield and other fees and charges) and any fees, expenses, costs, charges or change in control payments related to the Transactions, (x) other extraordinary, unusual or non-recurring charges, expenses or losses during such Measurement Period (to the extent not otherwise covered by the foregoing clauses (i) through (ix)), and minus (b) the following to the extent included in calculating such Consolidated Net Income, without duplication:  (i) consolidated interest income of CCR and its Restricted Subsidiaries for such Measurement Period, (ii) all non-cash, non-operating and non-recurring items increasing Consolidated Net Income for such Measurement Period, and (iii) extraordinary, unusual or non-recurring gains during such Measurement Period; provided, that, notwithstanding the foregoing, for the fiscal quarter ended on (i) September 30, 2012, Consolidated EBITDA shall be deemed to be $20,181,000, (ii) June 30, 2012, Consolidated EBITDA shall be deemed to be $22,121,000, and (iii) March 31, 2012, Consolidated EBITDA shall be deemed to be $25,084,000.

“Consolidated Excess Cash Flow” means, for any period, Consolidated EBITDA for that period, plus the decrease, if any, in CCR’s consolidated working capital during that period (but excluding (i) any change in the current portion of Indebtedness and (ii) amounts related to current or deferred taxes based on income or profits); minus

(a)                                 Capital Expenditures made in cash during that period (other than Capital Expenditures made with the Available Amount); minus

(b)                                 Consolidated Interest Charges for that period; minus

(c)                                  Restricted Payments permitted under Section 7.06(b) made during that period; minus

(d)                                 any increase in CCR’s consolidated working capital during that period (but excluding (i) any change in the current portion of Indebtedness and (ii) amounts related to current or deferred taxes based on income or profits); minus

(e)                                  any repayments of long-term Indebtedness (including (a) the principal component of capital leases, (b) the Term Loans pursuant to Section 2.07 (or similar principal payments of Extended Term Loans, Refinancing Term Loans, Additional Term Loans or another Class of Term Loans) and Section 2.05(g) (but only in an amount equal to the discounted amount actually paid in respect of the principal amount of such Term Loans) and (iii) voluntary prepayments of Second Lien Loans pursuant to the Second Lien Credit Agreement to the extent that such voluntary prepayments of Second Lien Loans are not prohibited hereunder, but excluding voluntary prepayments of Term Loans pursuant to Section 2.05) made during that period other than any such repayments financed with the proceeds of long-term Indebtedness; minus

(f)                                   the amount of Investments actually paid in cash by CCR and its Restricted Subsidiaries permitted under Section 7.02(s) other than (A) Investments financed with the proceeds of long-term Indebtedness, (B) Investments using the Available Amount and (C) Investments financed with the Net Cash Proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests and Permitted Cure Securities); minus

(g)                                  any mandatory prepayments with respect to the Aggregate Revolving Commitments during such period which require a concurrent reduction in the amount of the Aggregate Revolving Commitments; minus

(h)                                 any pre-opening expenses during such period; minus

(i)                                 the Management Compensation paid by CCR or its Subsidiaries during such period and amounts added back in the calculation of Consolidated EBITDA during such period pursuant to clauses (viii) and (x) thereof; minus

(j)                                    (x) all taxes actually paid in cash by CCR or its Restricted Subsidiaries during such period and (y) all Restricted Payments pursuant to Sections 7.06(e) or (h); minus

(k)                                 any earn-out, indemnification, purchase price or similar adjustments paid in cash in connection with any Disposition or Investment permitted hereunder (including any Permitted Acquisition); minus

(l)                                     amount paid in cash during such period on account of (A) items that were accounted for as non cash reductions of Consolidated Net Income or Consolidated EBITDA and (B) reserves or amounts established in purchase accounting; minus

(m)                             the aggregate amount of all costs, fees and expenses (including prepayment premiums) incurred in connection with the Transactions and any issuance or offering of Equity Interests or Indebtedness, Permitted Acquisitions and other Investments permitted under Section 7.02, permitted Dispositions, restructuring, recapitalization, financing or refinancing transaction by CCR or any of its Restricted Subsidiaries on or after the Effective Date, the recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness in each case whether or not successful, and any actual or proposed amendment, waiver or modification to the terms of any such transactions, in each case during such period to the extent paid in cash.

“Consolidated First Lien Indebtedness” means, as of any date of determination, the Consolidated Total Indebtedness of CCR and its Restricted Subsidiaries on a consolidated basis (including the Loans) that is secured by a Lien that is pari passu or senior in priority to the Liens on the Collateral securing the Loans.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date, minus not more than $25,000,000 of Unrestricted Cash, to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case, determined on a pro forma basis.

“Consolidated Interest Charges” means, for any period, for CCR and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of CCR and its Restricted Subsidiaries paid in cash in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding any interest imputed as a result of purchase accounting), plus (b) the portion of rent expense of CCR and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, minus (c) interest income of CCR and its Restricted Subsidiaries during such period; provided that Consolidated Interest Charges shall not include (i) any Transaction fees or expenses paid on the Effective Date regardless of the accounting treatment of such fees or expenses, (ii) any non-cash interest or deferred financing costs, (iii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iv) any expensing of bridge, commitment and other financing fees and (v) penalties and interest related to taxes; provided further that with respect to each calculation made at any time after the time when one full Fiscal Quarter shall have elapsed after the Effective Date but prior to the time when five full Fiscal Quarters shall have elapsed after the Effective Date, Consolidated Interest Charges for any Measurement Period shall be equal to (1) for the Measurement Period ending with the first full Fiscal Quarter after the Effective Date, (i) the actual Consolidated Interest Charges for such Fiscal Quarter, multiplied by (ii) 4.0; (2) for the Measurement Period ending with the second full Fiscal Quarter after the Effective Date, (i) the actual Consolidated Interest Charges for the preceding two Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 2.0; (3) for the Measurement Period ending with the third full Fiscal Quarter after the Effective Date, (i) the actual Consolidated Interest Charges for the preceding three Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.33; and (4) for the Measurement Period ending with the fourth full Fiscal Quarter after the Effective Date, (i) the actual Consolidated Interest Charges for the preceding four Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.00.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by CCR and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, in each case, determined on a pro forma basis.

“Consolidated Net Income” means, for any period, for CCR and its Restricted Subsidiaries on a consolidated basis, the net income of CCR and its Restricted Subsidiaries from operations for that period.

“Consolidated Secured Indebtedness” means, as of any date of determination, the Consolidated Total Indebtedness of CCR and its Restricted Subsidiaries on a consolidated basis (including the Loans) that is secured by a Lien on the Collateral securing the Loans.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date, minus not more than $25,000,000 of Unrestricted Cash, to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case, determined on a pro forma basis.

“Consolidated Total Indebtedness” means, as of any date of determination, for CCR and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all funded debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all unreimbursed obligations arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than CCR or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which CCR or a Restricted Subsidiary is a general partner or joint venturer and as such, CCR or such Restricted Subsidiary is generally liable for its debts, unless such Indebtedness is expressly made non-recourse to CCR or such Restricted Subsidiary, in each case of clauses (a) through (g) above to the extent such item would be classified and recorded as “indebtedness” on a consolidated balance sheet of CCR in accordance with GAAP; provided, that, for the avoidance of doubt, Consolidated Total Indebtedness shall not include the PGCB Obligations.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date, minus not more than $25,000,000 of Unrestricted Cash, to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case, determined on a pro forma basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” has the meaning specified in the Intercreditor Agreement.

“CPI” means the Consumer Price Index, Urban Wage Earners and Clerical Workers for West Urban, all items (1982-1984 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor.  If the CPI is calculated from a base different from the base period 1982-84 = 100, such CPI shall be converted to a base period of 1982-84 = 100 by use of a conversion factor supplied by said Bureau of Labor Statistics.  If the CPI is discontinued or replaced during the term, such other comparable governmental cost of living index or computation which replaces the CPI shall be used in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or replaced.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, passage of time or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company (unless such Lender demonstrates to the reasonable satisfaction of the Administrative Agent that its access to funds shall continue notwithstanding any of the following actions by its parent) that has, after the Effective Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; and provided further that such a Lender shall not continue to be a Defaulting Lender upon its providing reasonable assurances that it will comply with its funding obligations hereunder, including without limitation any confirmation which may be required from a bankruptcy court or trustee.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (exclusive of ordinary course gaming payouts) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (but excluding any sale, transfer, license, lease or other disposition for which the consideration received by such Person is less than $500,000; provided that in any fiscal year, the aggregate amount of sales, transfers, licenses, leases or other dispositions not accorded treatment as “Dispositions” under this Agreement pursuant to this parenthetical shall not exceed $2,000,000).

“Disqualification” means, with respect to any Lender:

(a)                                 the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of that Lender by any Gaming Board in connection with any licensing required of that Lender as a lender to the Loan Parties or (ii) any required application or other papers in connection with determination of the suitability of that Lender as a lender to the Loan Parties;

(b)                                 the withdrawal of that Lender (except where requested or permitted by the Gaming Board) of any such application or other required papers; or

(c)                                  any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that such Lender is “unsuitable” as a lender to the Loan Parties, (ii) that such Lender shall be “disqualified” as a lender to the Loan Parties or (iii) denying the issuance to that Lender of any license required under applicable Gaming Laws to be held by all lenders to the Loan Parties.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2)                                  is convertible or exchangeable for Indebtedness or Disqualified Equity Interests of such Person, or

(3)                                  is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the latest Maturity Date at the time of determination; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of CCR or its Subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date if either (x) such Equity Interests provide that the issuer thereof will not be required to redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or (y) such redemption is permitted hereunder.

“Disqualified Institution” means any (i) Competitor and (ii) any Person that has been found unsuitable or disqualified by any Gaming Board.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

“Earlier Maturity Date” has the meaning specified in Section 2.04(g).

“Earlier Revolving Commitment Maturity Date” has the meaning specified in Section 2.03(n).

“Eastside Cannery” means the Eastside Cannery Hotel and Casino, located in East Las Vegas, Nevada.

“Eastside Cannery Lease” means that certain Ground Lease dated September 22, 2006, entered into between NP Land, LLC, as landlord, and Nevada Palace, LLC, as tenant, as amended by that certain First Amendment to Lease Agreement dated June 21, 2007, pursuant to which NP Land, LLC leases the Real Property comprising Eastside Cannery to Nevada Palace, LLC, as the same may be further amended, restated, supplemented or modified from time to time.

“Effective Date” means October 2, 2012.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, with respect to any assignment of any Revolving Commitment or Revolving Loan, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default under Section 8.01(a) and Section 8.01(f) has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) a Disqualified Institution or (y) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries except to the extent expressly permitted by Section 2.05(g) and Section 10.06; provided, further, that any assignment by a Lender without the Borrowers’ consent to a Disqualified Institution shall be void ab initio and the Borrowers shall be entitled to seek specific performance to unwind any such assignment in addition to any other remedies available to the Borrowers at law or in equity.

“Engagement Letter” means the letter agreement, dated September 18, 2012, among CCR, the Administrative Agent and the Arrangers.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment and natural resources, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or interests in) such Person, all of the securities convertible into or exchangeable with such Person for shares of capital stock of (or other ownership or interests in) such Person or warrants, options or rights for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or interests in such Person (including partnership, member’s or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrowers or any ERISA Affiliate from a Multiemployer Plan resulting in withdrawal liability pursuant to Section 4201 of ERISA or notification that a Multiemployer Plan is in reorganization pursuant to Section 4241 of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page determined by the Administrative Agent in consultation with the Borrower) at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Deutsche Bank Trust Company Americas and with a term equivalent to such Interest Period would be offered by Deutsche Bank Trust Company Americas’ London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, the Eurodollar Rate with respect to Term Loans will be deemed not to be less than 1.25% per annum.

“Eurodollar Rate Loan” means a Revolving Loan or Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, solely for the purposes of Section 7.06(e), for any period, (i) Consolidated EBITDA for that period, plus, without duplication, (ii) Net Cash Proceeds from any Disposition of assets during that period (other than Dispositions permitted by Section 7.05(a) through (f)), plus (iii) amounts released from the Reserves and applied to repay the Term Loans, minus (a) Capital Expenditures made in cash during that period, minus (b) Consolidated Interest Charges for that period, minus (c) Restricted Payments permitted under Section 7.06(b) made during that period, (d) plus any decrease (or minus any increase) in CCR’s consolidated working capital during that period (but excluding (i) any change in the current portion of Indebtedness and (ii) amounts related to current or deferred taxes based on income or profits), minus (e) any repayments with respect to the Term Loans (whether voluntary or mandatory) made during that period, minus (f) any prepayments with respect to any FF&E Financing made during that period, minus (g) any mandatory prepayments with respect to the Aggregate Revolving Commitments during such period which require a concurrent reduction in the amount of the Aggregate Revolving Commitments, minus (h) any pre-opening expenses during such period, minus (i) the Management Compensation paid by CCR or its Subsidiaries during such period, and minus (j) all income taxes actually paid in cash by CCR or its Restricted Subsidiaries during such period.  For the purposes of this definition, each of Consolidated EBITDA, Net Cash Proceeds, Reserves, Disposition and Consolidated Interest Charges shall have the meaning ascribed to such term in the Existing First Lien Credit Agreement.

“Excluded Foreign Holdco” means any direct or indirect Subsidiary of CCR that is treated as a disregarded entity for U.S. Federal income tax purposes and that has no material assets other than Equity Interests of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary of CCR (a) that is not a Significant Subsidiary, (b) that is prohibited by applicable Law or contractual obligation (which contractual obligation exists on the Effective Date or at the time of the acquisition or formation of such Person and not created in anticipation or contemplation of such acquisition or formation) from providing a Guaranty of any of the Secured Obligations or that would require the consent, approval, license or authorization, which has not been obtained, of a Governmental Authority, in order to provide a Guaranty of the Secured Obligations and, in the case of any license from a Gaming Board, to the extent that such Subsidiary has used commercially reasonable efforts to obtain such license, as certified in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (c) that is an Excluded Foreign Holdco, (d) that is a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary, (e) that is a special purpose entity used in connection with Indebtedness permitted under Section 7.03 and (f) with respect to which, as reasonably determined by the Administrative Agent and the Borrowers and as certified in a writing delivered to the Collateral Agent, the burden or cost or other consequences of providing a Guaranty outweighs the benefits to the Secured Parties.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer, the Swing Line Lender, or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under the Engagement Letter, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes (in lieu of net income taxes), and branch profits taxes, in each case: (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Foreign Lender, in which its applicable Lending Office is located; or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by CCR under Section 10.13), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (c) any U.S. Federal withholding tax imposed under FATCA.

“Existing Credit Agreements” means (i) the Existing First Lien Credit Agreement, (ii) the Existing Second Lien Credit Agreement and (iii) the Existing FF&E Credit Agreement.

“Existing First Lien Credit Agreement” means the First Lien Credit Agreement dated as of May 18, 2007, as amended, among the Borrowers, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

“Existing Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of May 18 , 2008, as amended, among the Borrowers, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

“Existing FF&E Credit Agreement” means that certain Amended and Restated Loan Agreement dated May 18, 2007, among CCR, WTA, General Electric Capital Corporation (as successor in interest to Merrill Lynch Capital), as administrative agent, and the other lenders party thereto (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof).

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(a).

“Existing Policies” has the meaning specified in Section 6.25(c)(ii).

“Existing Surveys” has the meaning specified in Section 6.25(c)(ii).

“Expansion Capital Expenditure” means any Capital Expenditure by CCR or any of its Restricted Subsidiaries that is not properly characterized as a Maintenance Capital Expenditure, including, without limitation, expenditures with respect to the buy-out of real property leases.

“Extended Revolving Commitment” has the meaning specified in Section 2.17(a).

“Extending Revolving Lender” has the meaning specified in Section 2.17(a).

“Extended Revolving Loans” means any loans made in respect of any Extended Revolving Commitment that shall have been added pursuant to Section 2.17.

“Extending Term Loan Lender” has the meaning specified in Section 2.17(a).

“Extended Term Loans” has the meaning specified in Section 2.17(a).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person, not in the ordinary course of business related to proceeds of insurance (other than, for the avoidance of doubt, proceeds of business interruption insurance or similar insurance) and condemnation awards (and payments in lieu thereof), in each case in respect of any equipment, fixed assets or Real Property (including any improvements thereon) for the purpose of repairing or replacing such equipment, fixed assets or Real Property; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, casualty and condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied (or are required to be applied) to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Loan Facility or the Revolving Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official interpretations thereof.

“FCPA” has the meaning specified in Section 5.16(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Deutsche Bank Trust Company Americas on such day on such transactions as determined by the Administrative Agent.

“FF&E” means furniture, fixtures or equipment used in the ordinary course of the business of the Borrowers or a Guarantor.

“FF&E Financing” means Indebtedness the proceeds of which are used solely to finance the acquisition by CCR or a Guarantor of, or the entry into a capitalized lease by CCR or a Guarantor with respect to FF&E on terms and conditions reasonably acceptable to the Administrative Agent, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and is treated as a controlled foreign corporation for federal income tax purposes; provided, that, nothing in this Agreement shall prevent CCR or any of its Subsidiaries from making or changing any election to treat any Subsidiary that is not a Domestic Subsidiary as a corporation at any time or from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the federal government or any state, county, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such agency, authority, board, bureau, commission, department, office or instrumentality possesses authority to regulate any gaming operation or harness racing operation owned, managed or operated, or proposed to be owned, managed or operated, by CCR or any of its Subsidiaries.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming, harness racing or casino activities conducted by CCR or any of its Subsidiaries or any of their respective ownership and/or operation of Subsidiaries within such Gaming Board’s jurisdiction.

“Gaming License” means any license, permit, franchise, finding of suitability, registration or other authorization issued by or from any Gaming Board under Gaming Laws that is required to own, lease, operate or otherwise conduct the gaming business or harness racing business of CCR or any of its Subsidiaries or to own an interest in CCR or any of its Subsidiaries that conducts a gaming business or harness racing business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer or control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that for the purposes of this clause (b) the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person; provided, further, that the term “Guarantee” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of CCR listed on Schedule 1.01(b) and each other Subsidiary of CCR that shall be required to execute and deliver a Guaranty or Guaranty Supplement pursuant to Section 6.13.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit E.

“Guaranty Supplement” has the meaning given thereto in the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdback Agreement” means the Holdback Agreement dated November 14, 2006, by and between Magna Entertainment Corporation and PA Meadows, LLC as in effect on the date hereof or as modified (any such material modification subject to the consent of the Administrative Agent not to be unreasonably withheld).

“Holdback Amount” has the meaning specified in the Holdback Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Incremental Cap” has the meaning specified in Section 2.18(a)(i).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(q).

“Incremental Extension Revolving Facility” has the meaning specified in Section 2.18(a)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   capital leases;

(g)                                  all Disqualified Equity Interests; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (x) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited partnership or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is expressly made non-recourse to such Person and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Indebtedness and (y) shall exclude the Holdback Amount and the PGCB Obligations.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. With respect to any Indebtedness consisting of Disqualified Equity Interests, the principal amount thereof shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means the Intercreditor Agreement dated the Effective Date substantially in the form attached hereto as Exhibit F.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or nine or twelve months, if agreed to by all of the relevant Lenders, or less than one if permitted by the Administrative Agent in its sole discretion) thereafter, as selected by the Borrowers in their Committed Loan Notice (or such other period that is requested by the Borrowers and determined by the Administrative Agent to be available); provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of such other Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person (but excluding accounts receivable, trade credit (including extensions of credit to suppliers) and advances to customers, suppliers and licensees, and commission, travel, moving, payroll and other similar advances to officers, directors, employees, members of management and consultants of such Person (including Affiliates) made in the ordinary course of business), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (determined at the time such Investment was made), without adjustment for subsequent increases or decreases in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the L/C Issuer and CCR (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Latest Maturity Date” means the latest of the Maturity Date for the Revolving Loans, the Maturity Date for the Term Loans and any Additional Term Loan Maturity Date applicable to existing Additional Term Loans, as of any date of determination.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, as the context may require, (a) Deutsche Bank Trust Company Americas, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; (b) Wells Fargo Bank, National Association, solely in respect of the Existing Letters of Credit; (c) any other Lender that may become an L/C Issuer pursuant to Section 2.03(l) and (m) in its capacity as issuer of Letters of Credit issued by such Lender; or (d) collectively, all of the foregoing.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify by notice to the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and the Existing Letters of Credit.  The Existing Letters of Credit shall be deemed letters of credit issued hereunder.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Request” means a request and agreement for the issuance or amendment of a Letter of Credit substantially in the form of Exhibit Q.

“Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to any material casino, gambling, gaming or liquor license issued by any Gaming Board or applicable Governmental Authority covering any casino or gaming facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Engagement Letter, the Security Agreement, the Pledge Agreement, the Mortgages, the Subordination Agreement, the Guaranty, each other Collateral Document and the Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repair, restoration or refurbishment of tangible property, but excluding any Capital Expenditures which adds to or significantly improves any such property.

“Management Compensation” means any and all fees, expenses and other monies due and payable, from time to time, by a Borrower or any of its Restricted Subsidiaries to Millennium in the following amounts:  (a) with respect to Cannery, $1,000,000 per fiscal year, (b) with respect to the Eastside Cannery, the greater of $750,000 and 4% of such property’s EBITDA per fiscal year, (c) with respect to the Meadows Casino or any other new venture following its opening, an amount, in the aggregate, not to exceed 4% of such property’s EBITDA per fiscal year and

(d) with respect to the Native American Consulting Agreement or any other similar consulting agreement entered into after the date hereof, $2,000,000 per fiscal year, all of which fees shall increase annually by the percentage increase in the CPI from and after December 31, 2011.

“Mandatory Payments” has the meaning specified in Section 2.07(b).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or financial condition of CCR and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole, or the ability of any Loan Party to perform its obligations, taken as a whole, under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of the Loan Documents taken as a whole.

“Material Real Property” means any individual parcel of real property owned by a Loan Party with a fair market value in excess of $10,000,000.

“Maturity Date” means (a) with respect to the Revolving Facility, the 5th anniversary of the Effective Date and (b) with respect to the Term Loan Facility, the 6th anniversary of the Effective Date; provided, that the Maturity Date applicable to Additional Term Loans, Additional Revolving Commitment, Extended Term Loans, Extended Revolving Commitment, Refinancing Term Loans and Replacement Revolving Facility Commitments shall be the final maturity date specified in the relevant documentation for such Additional Term Loans, Additional Revolving Commitment, Extended Term Loans, Extended Revolving Commitment, Refinancing Term Loans or Replacement Revolving Facility Commitments.

“Meadows Casino” means the Meadows Racetrack and Casino, which is located in North Strabane Township, Washington County, Pennsylvania.

“Measurement Period” means at any date of determination, the most recently completed four fiscal quarters of CCR for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Millennium” means Millennium Gaming, Inc., a Nevada corporation, or an affiliate thereof.

“Minimum Extension Condition” has the meaning specified in Section 2.17(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” has the meaning specified in Section 6.25(c).

“Mortgage Policies” has the meaning specified in Section 6.25(c)(ii).

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 6.25(c) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 6.13.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Native American Consulting Agreement” means that certain consulting agreement dated April 1, 2011 between Jackson Rancheria Tribe of Miwuk Indians and CCR relating to the Jackson Rancheria Casino Resort.

“Net Cash Proceeds” means:

(a)                                 with respect to the Disposition of any asset pursuant to Section 7.05(f), or receipt of Extraordinary Receipts, by CCR or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and the Second Lien Loan Documents) together with any applicable premium, penalty, interest and breakage costs, (B) the out-of-pocket expenses incurred by CCR or any such Subsidiary in connection with such Disposition or receipt of Extraordinary Receipts, as applicable, (C) taxes (or distributions for taxes) reasonably estimated to be actually payable within two years of the date of the relevant Disposition and attributable to such Disposition (including where the proceeds are realized by a Subsidiary of CCR, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to CCR) and (D) in the case of a Disposition, appropriate amounts established by any Restricted Subsidiary as a reserve in accordance with GAAP, against any liabilities associated with the property disposed of in such Disposition and retained by any Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Disposition; provided that, if the amount of any reserve pursuant to this subclause (D) is not needed to satisfy liabilities associated with such reserve, the aggregate amount of such excess shall constitute Net Cash Proceeds required to be applied pursuant to Section 2.07(b)(i) or (E) (as applicable) following the next applicable Disposition or receipt of Extraordinary Receipts; and

(b)                                 with respect to the incurrence of Indebtedness, by CCR or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such incurrence over (ii) the underwriting discounts and commissions, fees and other out-of-pocket expenses, incurred by CCR or any such Subsidiary in connection with such incurrence (including where the proceeds are realized by a Subsidiary of CCR, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to CCR).

“Nevada Palace, LLC” means Nevada Palace, LLC, a Nevada limited liability company.

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).

“Note” means a promissory note made by the Borrowers in favor of a Lender or its assigns evidencing Loans made by such Lender, substantially in the form of Exhibit H-1, H-2 or H-3.

“Not Otherwise Applied” means, with reference to (i) the Available Amount or (ii) the amount of Net Cash Proceeds of equity contributions to, or the sale of equity by, the Borrowers received from and after the Effective Date, in each case that is proposed to be applied to a particular use or transaction permitted by this Agreement, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Notice Date” has the meaning specified in Section 2.17(b).

“Notice of Issuance of Permitted Cure Securities” has the meaning specified in Section 6.01(d).

“NP” means Nevada Palace, Inc., a Nevada corporation.

“NP Land, LLC” means NP Land, LLC, a Nevada limited liability company.

“NPL” means the National Priorities List under CERCLA.

“Oaktree” means Oaktree Capital Management L.P. and investment funds managed thereby and by their Affiliates.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding but excluding for the avoidance of doubt, obligations under any Secured Hedge Agreement and/or any Secured Cash Management Agreement.

“OCM” means OCM AcquisitionCo., LLC, a limited liability company organized under the laws of Nevada.

“OFAC” has the meaning specified in Section 5.16(b).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer, the Swing Line Lender, or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under the Engagement Letter, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, and/or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Term Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts, including L/C Borrowings.

“PGCB Obligations” means CCR’s obligation to make quarterly installment payments to the Pennsylvania Gaming Control Board in respect of borrowings from the Pennsylvania Property Tax Relief Fund.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the USA PATRIOT Act, Title III of Pub.L.107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA (and subject to Title IV of ERISA), has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate substantially in the form of Exhibit N or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition:

(a)                                 any such newly created or acquired Restricted Subsidiary (or existing Restricted Subsidiary acquiring assets) shall have complied with the requirements of Section 6.13 to the extent applicable, within the times specified therein);

(b)                                 the aggregate amount of Investments made in Persons that are not or do not become Loan Parties shall not exceed at any time the sum of (i) $25,000,000, (ii) the Available Amount and (iii) the aggregate amount of net cash proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests and Permitted Cure Securities) received after the Effective Date at such time, in each case that is Not Otherwise Applied;

(c)                                  the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(d)                                 (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Consolidated Total Leverage Ratio for the Measurement Period immediately preceding such purchase or other acquisition is less than or equal to 5.00 to 1.00 (calculated on a pro forma basis); and

(e)                                  CCR shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer of CCR, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition).

“Permitted Auction Rate Securities” means Investments by the Borrowers in auction rate securities existing on the Effective Date in an aggregate principal amount of approximately $1,500,000, which amount shall be reduced dollar-for-dollar upon the maturity or monetization of such auction rate securities.

“Permitted Cure Securities” means Equity Interests (if other than cash common equity interest on terms and conditions reasonably acceptable to the Administrative Agent) of CCR designated as Permitted Cure Securities in the Notice of Issuance of Permitted Cure Securities delivered by CCR to the Administrative Agent that are issued to the Permitted Holders in connection with Cure Rights being exercised by CCR under Section 8.04 (the net proceeds of which are contributed in cash to the common equity of CCR).

“Permitted Encumbrances” has the meaning specified in the Mortgages (and, prior to the execution of the Mortgages, in Exhibits J-1 and J-2).

“Permitted Holders” means Mr. William Paulos, Mr. William Wortman, OCM, Crown Limited, Crown CCR Group Investments One, LLC, Crown CCR Group Investments Two, LLC, any Affiliate or principal of the foregoing, or any entity holding all of the equity interests of CCR, which entity is solely owned by other Permitted Holders.

“Permitted Liens” means, with respect to any property (i) reversionary interests of a lessor under a lease of property, whether real or personal, tangible or intangible, or (ii) Liens, or options or rights to acquire Liens, that are:

(a)                                 Liens pursuant to any Loan Document (including, for the avoidance of doubt, with respect to any Incremental Equivalent Debt to the extent such Indebtedness is permitted to be incurred pursuant to Section 7.03(q));

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, refinancings, replacements or extensions thereof, provided that (i) such Liens shall secure only those obligations that they secure on the Effective Date and shall not subsequently apply to any other property or assets of CCR or any Restricted Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Indebtedness otherwise permitted under Section 7.03 and (y) proceeds and products thereof; it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its affiliates, (ii) the principal amount secured does not increase from that amount outstanding at the time of any such renewal, replacement, refinancing or extension (except by the amount associated with costs, fees, expenses and premiums), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c)                                  Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty not yet due or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance, and to the extent required by, GAAP;

(d)                                 Liens imposed by operation of law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (i) arising in the ordinary course of business which are not overdue for a period of more than 60 days, or (ii) which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP, (iii) which have been bonded or which the Title Company has agreed to insure over, in either case in a manner satisfactory to the Administrative Agent or (iv) in respect of which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)                                  (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and (ii) Liens that are contractual rights of set-off relating to (x) the establishment of depository relations with banks and financial institutions not given in connection with the incurrence of Indebtedness or (y) pooled deposits, reserve accounts or similar accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, including with respect to credit card chargebacks or (iii) agreements with suppliers or service providers in the ordinary course of business.

(f)                                   deposits or Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside and which are being contested in good faith by appropriate actions and have not proceeded to judgment or which the Title Company has agreed to insure over, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(h)                                 easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person at that property;

(i)                                     present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(j)                                    Liens securing writs of attachments or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(k)                                 Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is higher, of the property being acquired on the date of acquisition;

(l)                                     Permitted Encumbrances;

(m)                             subject to the terms of the Intercreditor Agreement, Liens securing Indebtedness under the Second Lien Credit Agreement in an aggregate principal amount not to exceed the greater of (x) $195,000,000 and (y) an amount such that the Consolidated Secured Leverage Ratio, computed on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, would be no greater than 5.50 to 1.00;

(n)                                 Liens on accounts or amounts held in accounts for the Commonwealth of Pennsylvania as specified in Section 1316 or Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act (Act 71 of 2004) (4 Pa. C.S.A. § 1401, et seq.);

(o)                                 Liens in the form of restrictions on transfers of Equity Interests of CCR and its Subsidiaries under Gaming Laws and required regulatory redemptions of such Equity Interests under Gaming Laws;

(p)                                 commercially reasonable reciprocal easements, licenses, covenants, rights-of-way, restrictions and other similar encumbrances created or modified in connection with the Permitted Meadows Transaction that shall not materially interfere with the ordinary conduct of the business of the Meadows Casino;

(q)                                 any Lien on any property or asset of CCR or any Restricted Subsidiary securing Indebtedness permitted to be incurred pursuant to Section 7.03(i); provided, that such Lien (i) does not apply to any other property or assets of CCR or any of its Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than products and proceeds thereof and after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property; it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii)  is not created in contemplation of or in connection with such acquisition; and

(r)                                    Liens securing Indebtedness or any other liability of CCR or any Restricted Subsidiary in an aggregate amount not to exceed $10,000,000.

“Permitted Meadows Transaction” means a transaction (or series of transactions) pursuant to which CCR Pennsylvania Racing, Inc. sells, leases or assigns up to 25.0 acres, in one or more separate sales, leases or assignments, of the Meadows Casino (the “Subject Parcel”) to one or more third-parties, which third-parties shall not be an Affiliate of the Borrowers, which may create easements, licenses, covenants and rights-of-way of the type described in clause (p) of the definition of “Permitted Liens” for the development, construction and operation of a hotel and/or mixed use retail development on the Subject Parcel, subject to the following conditions:

(a)                                 the hotel and/or retail development will be situated on the Subject Parcel;

(b)                                 such sale, lease or assignment, as the case may be, of the Subject Parcel shall be for consideration determined by the Borrowers in their sole discretion and may be at no cost or a below-market price; provided that such transaction is reasonably calculated to result in a hotel and/or retail development that will not materially (i) impair the value or marketability of the remainder of the Meadows Casino encumbered by the Meadows Casino Mortgage, (ii) interfere with the ordinary conduct of the business of the Meadows Casino or (iii) impair the enforceability of the Administrative Agent’s mortgage lien on the remainder of the Meadows Casino encumbered by the Meadows Casino Mortgage;

(c)                                  the applicable Loan Party shall deliver the following items in connection with the sale, lease or assignment of the Subject Parcel, each in form and substance reasonably satisfactory to the Administrative Agent: (i) copies of the applicable deed, lease or assignment, as the case may be, together with copies of any other agreements or documents executed in connection with the consummation of such transaction as shall be reasonably requested by the Administrative Agent, (ii) such subordination, non-disturbance and attornment agreements, estoppel certificates, consents, approvals, amendments, memoranda of lease or other instruments as shall be reasonably requested by the Administrative Agent, (iii) upon reasonable request by the Administrative Agent, such documentation as the Borrowers may have and receive from time to time regarding the status of construction of the hotel and/or retail development, and (iv) any other agreements or documents reasonably requested by the Administrative Agent to ensure the continuing priority of the Administrative Agent’s first-priority lien on and security interest in the applicable Loan Party’s right, title and interest in the Real Property encumbered by the Meadows Casino Mortgage (including, without limitation, to the extent the Administrative Agent reasonably deems necessary, amendments to the Meadows Casino Mortgage to encumber the applicable Loan Party’s right, title and interest in, to and under any easement, license, covenant and right-of-way granted or entered into in connection with the development, construction and operation of a hotel and/or retail development on the Subject Parcel) and to confirm the perfection, validity, effectiveness and priority thereof;

(d)                                 the applicable Loan Party shall deliver the following items with respect to the Meadows Casino, each in form and substance reasonably satisfactory to the Administrative Agent: (i) an endorsement to the Mortgage Policy for the Meadows Casino relating to the enforceability of the Administrative Agent’s first-priority mortgage lien on the remainder of the Meadows Casino encumbered by the Meadows Casino Mortgage, together with such affidavits, certificates and instruments of indemnification as shall be reasonably requested by the Administrative Agent, and (ii) an updated ALTA survey of the remainder of the Meadows Casino and the Subject Parcel;

(e)                                  both before and after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and

(f)                                   CCR or any Restricted Subsidiary may reinvest (or cause to be reinvested) all or any portion of the Net Cash Proceeds from any such transactions by acquiring (including by making Capital Expenditures to acquire), improving, restoring, repairing or replacing assets used or useful in the businesses of CCR and its Subsidiaries so long as within 12 months after the receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be (or 18 months if within 12 months of the receipt of such Net Cash Proceeds, CCR or such Restricted Subsidiary enters into a binding agreement to reinvest such Net Cash Proceeds within such 18 month period), such reinvestment shall have been consummated; provided, further that any Net Cash Proceeds in excess of $5,000,000 not subject to such definitive agreement or so reinvested or which such Restricted Subsidiary decides not to so reinvest shall be applied promptly to make a prepayment of the Term Loans in the amount of such Net Cash Proceeds by CCR or such Restricted Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the pledge agreement substantially in the form of Exhibit K and executed and delivered pursuant to Section 6.24, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Pledged Debt” means “Intercompany Notes” as defined in the Security Agreement.

“Pledged Equity” means “Pledged Securities” as defined in the Security Agreement and “Membership Interests” as defined in the Pledge Agreement.

“Public Lender” has the meaning specified in Section 6.02.

“Purchasing Borrower Party” means CCR and any Restricted Subsidiary.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” has the meaning specified in Section 2.19(a).

“Refinancing Effective Date” has the meaning specified in Section 2.19(a).

“Refinancing Term Loan Lender” has the meaning specified in Section 2.19(a).

“Refinancing Term Loan Amendment” has the meaning specified in Section 2.19(a).

“Refinancing Term Loan Series” has the meaning specified in Section 2.19(a).

“Refinancing Term Loans” has the meaning specified in Section 2.19(a).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of CCR as prescribed by the Securities Laws.

“Regulation T” shall mean Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement L/C Issuer” means with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Replacement L/C Obligations” means at any time with respect to any Replacement Revolving Facility, an amount equal to the Dollar equivalent sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding

Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letter of Credit” means any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Commitment Series” has the meaning specified in Section 2.19(b).

“Replacement Revolving Effective Date” has the meaning specified in Section 2.19(b).

“Replacement Revolving Extensions of Credit” means as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Percentage of the Replacement Swing Line Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility” means each Replacement Revolving Commitment Series of Replacement Revolving Facility Commitments and the Replacement Revolving Extensions of Credit made hereunder.

“Replacement Revolving Facility Amendment” has the meaning specified in Section 2.19(b).

“Replacement Revolving Facility Commitments” has the meaning specified in Section 2.19(b).

“Replacement Revolving Lender” has the meaning specified in Section 2.19(b).

“Replacement Revolving Loans” has the meaning specified in Section 2.19(b).

“Replacement Swing Line Lender” means with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement Swing Line Lender under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Replacement Swing Line Loans” means any swing line loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” shall mean the incurrence by the Borrowers of any term loans (including, without limitation, any replacement or Additional Term Loans under this Agreement, but excluding the incurrence of any Indebtedness in connection with a Change of Control) that are secured and broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term Loans provided for in this Agreement where (i) such term loans have an “effective” yield for the respective Type of such loan that is less than the “effective” yield for Term Loans of the respective Type other than as a result of the fluctuation of any “base rate” (with the comparative determinations to be made reasonably by the Administrative Agent in consultation with CCR consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fee or “original issue discount” (equated to interest based on an assumed 4-year life to maturity or lesser remaining life to maturity) shared with all lenders of such loans or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) and (ii) the net proceeds of which are used to prepay or replace, in whole or in part, outstanding principal of Term Loans; and any determination by the Administrative Agent as contemplated by clause (i) shall be conclusive and binding on the Borrowers and all Lenders holding Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans or Term Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Request, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” shall mean, with respect to any Class of Loans and/or Commitments, Lenders holding more than 50% of the Loans and Commitments, if any, of such Class.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (i) the Aggregate Revolving Commitments and (ii) prior to the Effective Date, the Term Loan Commitments and thereafter, the aggregate Outstanding Amount of all Term Loans and Term Loan Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Commitments or, if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, managing member, management committee member or manager of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of CCR or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to CCR’s stockholders, partners or members (or the equivalent Person thereof) or any payment of management, advisory or similar fees to any shareholder of CCR or any Affiliate thereof.

“Restricted Subsidiary” means each Subsidiary of CCR that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Appropriate Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means each Lender that holds a Revolving Commitment.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means the promissory note made by the Borrowers to a Revolving Lender evidencing that Lender’s Applicable Percentage of the Revolving Commitment, substantially in the form of Exhibit H-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent under any of the Second Lien Loan Documents, and its successors and assigns.

“Second Lien Credit Agreement” means (i) that certain credit agreement dated as of the date hereof among the Borrowers, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for the Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Second Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Credit Agreement hereunder.  Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then in existence.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the other Loan Documents as defined in the Second Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes issued thereunder.

“Second Lien Loans” means the loans extended under the Second Lien Credit Agreement.

“Second Lien Secured Parties” means the Second Lien Administrative Agent, the Second Lien Collateral Agent and each Person that is a lender under the Second Lien Credit Agreement.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrowers and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract relating to interest rates (including, without limitation, floating to fixed rate swaps, swaps of one floating rate to another floating rate, and basis swaps) required or permitted under Article VI or VII that is entered into by and between the Borrowers and any Hedge Bank.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Control Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the security agreement in substantially the form of Exhibit I executed and delivered pursuant to Section 4.01(a)(iii), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Series C Preferred Units” means the Series C Non-Participating Units of CCR.

“Significant Subsidiary” means (i) each Restricted Subsidiary (including such Restricted Subsidiary’s interest in its direct and indirect Restricted Subsidiaries) of CCR that:

(a)                                 is designated with an asterisk in Schedule 5.13;

(b)                                 accounted for at least 5% of consolidated revenues of CCR and its Restricted Subsidiaries for the four fiscal quarters of CCR ending on the last day of the last fiscal quarter of CCR immediately preceding the date as of which any such determination is made; or

(c)                                  has assets which represent at least 5% of the consolidated assets of CCR and its Restricted Subsidiaries as of the last day of the last fiscal quarter of CCR immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as reflected on the financial statements of CCR for the period, or as of the date, in question, adjusted for the pro forma effect of any Restricted Subsidiary acquired (or disposed of) by CCR during such period or concurrently with the date as of which such determination is made and (ii) any group of Restricted Subsidiaries (which are not Guarantors) that, taken together, would constitute a Significant Subsidiary.  No Unrestricted Subsidiary shall ever be a Significant Subsidiary.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Transaction” has the meaning specified in Section 1.08.

“Subordinated Debt” means all Indebtedness of CCR for money borrowed, the terms of which shall require no principal payments thereon prior to the six month anniversary of the Maturity Date and shall be subordinated, pursuant to a customary subordination agreement, in right of payment to the payment in full in cash of all Obligations.

“Subordination Agreement” means that certain subordination agreement executed and delivered pursuant to Section 4.01(a)(xix), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of CCR.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the Revolving Facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Deutsche Bank Trust Company Americas in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swing Line Note” means the promissory note made by the Borrowers to the Swing Line Lender, substantially in the form of Exhibit H-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Tax Amount” means, with respect to any period, an amount equal to (i) the lowest aggregate amount of distributions to the Tax Recipients (based on pro rata distributions to such Tax Recipients) such that each Tax Recipient receives an amount sufficient to equal (x) the amount of taxable income allocated to such Tax Recipient in respect of such period (taking into account any Code § 704(c) items and annualizing the estimated taxable income (excluding extraordinary items, which shall be taken into account separately) for distributions with respect to periods of less than a fiscal year), multiplied by (y) the highest maximum combined marginal federal, state and local income tax rates to which any Tax Recipient may be subject (taking into account the deductibility of state income tax for federal income tax purposes), plus (ii) an additional amount (distributed to Tax Recipients pursuant to the operating agreement of CCR) such that, after giving effect to distributions of such additional amount, each Tax Recipient will satisfy the safe harbor for estimated tax payments based on prior year tax liability under Code §§ 6654 or 6655 (and analogous state or local provisions) assuming that each Tax Recipient’s only income were from CCR.

“Tax Recipient” means each direct or indirect equityholder of CCR that is required to report and pay federal income taxes with respect to taxable income of CCR or any of its Subsidiaries that is directly or indirectly allocated to such Person, and each of his or her or its successors and assigns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Appropriate Lenders pursuant to Section 2.01(a).

“Term Loans” means the term loans made on the Effective Date, Additional Term Loans, Extended Term Loans and Refinancing Term Loans.

“Term Loan Commitment” means, as to each Term Loan Lender, the commitment of that Lender to make its Term Loan.  As of the Effective Date, the aggregate Term Loan Commitment is $385,000,000 (subject to reduction in accordance with clause 2.01(a)) and the respective Applicable Percentages of the Term Loan Lenders with respect to the Term Loan Commitment are set forth in the records of the Administrative Agent.

“Term Loan Facility” means the facility providing for the Borrowing of Term Loans on the Effective Date, each facility providing for the Borrowing of Additional Term Loans, each facility providing for the Borrowing of Extended Term Loans and each facility providing for the Borrowing of Refinancing Term Loans.

“Term Loan Lender” means each Lender that holds a Term Loan and/or a Term Loan Commitment.

“Term Note” means the promissory note made by the Borrowers to a Term Loan Lender evidencing that Lender’s Applicable Percentage of the Term Loan Commitment, substantially in the form of Exhibit H-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Title Company” means First American Title Insurance Company, Nevada Title Insurance Company or such other title insurance company as may be reasonably acceptable to the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Transaction” means all of the following:  (i) the refinancing of Indebtedness under the Existing Credit Agreements, (ii) the repayment of all outstanding Series C Preferred Units and (iii) the payment of all fees, premiums, costs and expenses payable by the Borrowers (including any original issue discount and upfront fees) related to the transactions described in (i) and (ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means the aggregate amount of (x) unrestricted cash and cash equivalents of CCR and its Restricted Subsidiaries whether or not held in a pledged account and (y) cash and cash equivalents of CCR and its Restricted Subsidiaries restricted in favor of the Secured Parties, in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of CCR designated as an Unrestricted Subsidiary in accordance with Section 6.23.

“Unsecured Indebtedness” means Indebtedness that is not secured by any Lien.

“Venture” means any casino, hotel, casino/hotel, resort, resort/hotel, riverboat, riverboat/dockside casino, horse racing track, entertainment center or similar facility (or any site or proposed site for any of the foregoing), and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, any such business, including off-track betting facilities and golf courses.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement (including this Agreement), instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement not specifically or completely defined herein shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either CCR or the Required Lenders shall so request, the Administrative Agent, the Lenders and CCR shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) CCR shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Lease Treatment.  Notwithstanding anything to the contrary contained in subsection (a) or (b) above, in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute capital leases on the date hereof (assuming for purposes hereof that they were in existence on the date hereof) shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

1.04                        Rounding.  Any financial ratios required to be maintained by CCR pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time less amounts that have been drawn prior to such time and not reinstated; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                        Payment or Performance.  When the payment of any obligation or the performance of any action, covenant, duty or obligation under any Loan Document is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of “Interest Period”), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.08                        Pro Forma.  In connection with any calculation under this Agreement to be made on a “pro forma basis”, in “pro forma compliance”  or with “pro forma effect” in respect of a transaction (including, without limitation, determination of the Consolidated Total Leverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio, Consolidated Interest Coverage Ratio, Investments, Permitted Acquisitions, incurrence of Indebtedness, Restricted Payments or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (a “Specified Transaction”)), such calculation shall be made after giving effect on a pro forma basis to:

(a)                                 the consummation of such Specified Transaction as of the first day of the applicable Measurement Period;

(b)                                 the assumption, incurrence or issuance of any Indebtedness of a Borrower or any Restricted Subsidiary (including any Person which became a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Measurement Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable determination date);

(c)                                  the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Borrower or any Restricted Subsidiary (including any Person which became a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Measurement Period;

(d)                                 other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by a Borrower or any Restricted Subsidiary after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Measurement Period (with any such Indebtedness so incurred or issued bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date, and with any such Indebtedness so assumed bearing interest at a floating rate being calculated using the actual interest rate in effect during such period); and

(e)                                  other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Borrower or any Restricted Subsidiary after the first day of the applicable Measurement Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Measurement Period.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        The Loans.

(a)                                 The Term Loans.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to lend to the Borrowers its Applicable Percentage of the Term Loan Commitment (each individually, a “Term Loan” and, collectively, the “Term Loans”).  Subject to Section 2.14, the Term Loans shall be made by the Term Loan Lenders simultaneously and proportionately to their respective Applicable Percentages in a single Borrowing of $385,000,000 on the Effective Date.  Amounts borrowed under this Section 2.01(a) and prepaid or repaid in respect of Term Loans may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 The Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Term Loan Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of 1 month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender that holds a Commitment for the type of Loan requested of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender that holds a Commitment for the type of Loan requested shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by crediting an account of the Borrowers on the books of the Administrative Agent with the amount of such funds; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default that is continuing, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Term Loan Lenders holding more than 50% of the outstanding Term Loans and no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrowers and the Lenders funding such Loans of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders holding such Loans of any change in the Deutsche Bank Trust Company Americas’ prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Term Loan Borrowings, all Revolving Borrowings, all conversions of Terms Loans and Revolving Loans from one Type to the other, all continuations of Terms Loans as the same Type, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Facilities.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Commitment (except, with respect to the Swing Line Lender, as permitted pursuant to Section 2.04(a)), and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                             The L/C Issuer shall not issue any Letter of Credit, if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date.

(iii)                          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate any Laws;

(C)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, which may include the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure from such Defaulting Lender.

(iv)                         The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                            The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Request shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                             Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or any of them, or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                          If the Borrowers so request in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the L/C Issuer not to permit such extension.

(iv)                         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit, the L/C Issuer will deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall on the date of receipt of such notice notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. one Business Day after the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Commitment to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                             Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                         Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                            Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                         If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                             If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following (without prejudice to any rights the Borrowers may have against such L/C Issuer for the same, but subject to the limitations hereafter set forth):

(i)                                any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                             the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                         any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary, provided that the foregoing shall not excuse such L/C Issuer from liability to the Borrowers to the extent of any damages suffered by the Borrowers that are caused by such L/C Issuer’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or otherwise.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence, as determined by a court of competent jurisdiction in a final and non-appealable decision, or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)                                 Letter of Credit Fees.  CCR shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit, provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable in the manner and at the times agreed between the L/C Issuer and the Borrowers.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(l)                                     Additional L/C Issuers.  CCR may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the L/C Issuer and such Revolving Lender(s).  Any Lender designated as an issuing bank pursuant to this paragraph (l) shall be deemed (in addition to being a Revolving Lender) to be the L/C Issuer with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as L/C Issuer, as the context shall require.

(m)                             Resignation or Removal of the L/C Issuer.  The L/C Issuer may resign as L/C Issuer hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrowers.  The L/C Issuer may be replaced at any time by written agreement among the Borrowers, each Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer or any such additional L/C Issuer.  At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees accrued and then due for the account of the replaced L/C Issuer pursuant to Section 2.03(h).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or such addition or to any previous L/C Issuer, or to such successor or such addition and all previous L/C Issuers, as the context shall require.  After the resignation or replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one L/C Issuer hereunder, the Borrowers may, in its discretion, select which L/C Issuer is to issue any particular Letter of Credit.

(n)                                 Extensions.  If the Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier Revolving Commitment Maturity Date”), then (i) on such Earlier Revolving Commitment Maturity Date, if one or more other tranches of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.03(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.14.  Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

2.04                        Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender), plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                The Swing Line Lender at any time in its sole and absolute discretion (but no later than 10 Business Days from issuance) may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                             If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                         Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                             If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)                            Extensions.  If any Maturity Date applicable to any Revolving Commitments shall have occurred at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date (the “Earlier Maturity Date”), then, on the Earlier Maturity Date, all then outstanding Swing Line Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of the Earlier Maturity Date); provided, however, that if on the occurrence of the Earlier Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(n)), there shall exist sufficient undrawn amounts under any tranche of Revolving Commitments in effect after the occurrence of the Earlier Maturity Date so that the respective outstanding Swing Line Loans could be incurred pursuant to such tranche or tranches of Revolving Commitments, then (1) there shall be an automatic adjustment on the Earlier Maturity Date of the risk participations of the Revolving Lenders under such later maturing tranche or tranches of Revolving Commitments pro rata according to such Lender’s pro rata share of the then applicable Commitments under such later maturing tranche or tranches of Revolving Commitments and such outstanding Swing Line Loans shall be deemed to have been incurred solely pursuant to the such Commitments and (2) such Swing Line Loans shall not be required to be repaid in full on the Earlier Maturity Date.

2.05                        Prepayments.

(a)                                 The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay one or more Classes of Term Loans and Revolving Loans in whole or in part and, subject to Section 2.05(f), without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  A notice of prepayment received after 2  p.m. shall be deemed received on the next Business Day.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrowers, subject to Section 2.05(c), the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Revolving Loans or Term Loans of the Revolving Lenders or Term Loan Lenders, as applicable, in accordance with their respective Applicable Percentage.  Once prepaid, Term Loans may not be reborrowed.

(b)                                 The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall, subject to Section 2.05(c), make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  A notice of prepayment received after 1:00 p.m. shall be deemed received on the next Business Day.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or revoke any notice of prepayment under Section 2.05(a), or notice in respect of a commitment reduction under Section 2.06, if such prepayment or commitment reduction would have resulted from (A) a refinancing (or payment in full) of the Facilities, (B) the incurrence of Additional Term Loans and/or Additional Revolving Commitments and/or (C) any extension or refinancing (or payment) of a portion of the Facilities with Indebtedness permitted hereunder, in each case, which incurrence or refinancing (or other payment) shall not be consummated or otherwise shall be delayed.

(d)                                 If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(e)                                  All prepayments of Term Loans shall be applied to the remaining installments of Term Loans as directed by the Borrower (provided that in the event the Borrower fails to specify the installments to which such prepayments shall be applied, such prepayments will be applied to each remaining scheduled installment of principal of the Term Loans in direct order of maturity).

(f)                                   Prepayment Premium.  Notwithstanding anything herein to the contrary, in the event that, on or prior to the date that is twelve (12) months after the Effective Date, (x) the Borrowers make any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effect any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the Appropriate Lenders in respect of the Term Loan Facility, (I) in the case of clause (x), 1.00% of the principal amount of such Term Loans so prepaid and (II) in the case of clause (y), a payment equal to 1.00% of the aggregate amount of such Term Loans being so refinanced or repriced. For purposes of this Section 2.05(e), “Term Loans” shall refer only to the Term Loans made on the Effective Date and any Additional Term Loans.

(g)                                  Discounted Prepayments/Purchases.

(i)                                Notwithstanding anything to the contrary in Sections 2.05(a), 2.12, 2.13, or 10.06 or any other provision of this Agreement (which provisions shall not be applicable to this Section 2.05(g)), any Purchasing Borrower Party shall have the right at any time and from time to time to prepay any Class of Term Loans (or purchase any Class of Term Loans) at a discount to the par value of such Term Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment/Purchase”) pursuant to “Dutch auction” procedures to be mutually agreed by the Borrowers and the Administrative Agent; provided that any Discounted Voluntary Prepayment /Purchase by way of Dutch auction shall be offered to all Appropriate Lenders on a pro rata basis.  With respect to all repurchases made by Borrower or any of its Restricted Subsidiaries pursuant to this Section 2.05(g), (I) no Purchasing Borrower Party shall be permitted to use the proceeds of a borrowing of Revolving Loans for the purpose of financing any such repurchase, (II) no Default or Event of Default has occurred and is continuing as of the date of such purchase, (III) the Borrowers and their respective Restricted Subsidiaries shall be in compliance with the financial covenants under Section 7.11(a) and (b), computed on a pro forma basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable and (IV) except as previously disclosed in writing to the Administrative Agent and the Term Loan Lenders, such Purchaser Borrowing Party has represented to the applicable selling Term Loan Lender that such Purchaser Borrowing Party does not have, as of the date of each Discounted Voluntary Prepayment/Purchase, any material non-public information with respect to CCR or any of its Subsidiaries that has not been disclosed to such selling Term Loan Lender or the Lenders (other than Lenders that do not wish to receive material non-public information with respect to CCR, any of its Subsidiaries or Affiliates) prior to such time that could reasonably be expected to have a material effect upon, or otherwise be material to, such selling Term Loan Lender’s decision to offer Term Loans to the Purchaser Borrowing Party to be repaid.  Any Term Loans repurchased by the Borrowers or any of their respective Restricted Subsidiaries shall be immediately retired and cancelled.

(ii)                             The aggregate principal amount of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid on the date of any such Discounted Voluntary Prepayment/Purchase that is made by the Borrowers or any of their respective Subsidiaries or any Purchaser Borrowing Party to the extent such Purchaser Borrowing Party elects to contribute any such Term Loans to the Borrowers for cancellation or otherwise forgive the amount of such Term Loans.

(iii)                          Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(g) shall be applied at par to the remaining principal repayment installments of the Term Loans being so prepaid as directed by the Borrowers (provided that in the event the Borrowers fail to specify the installments to which such prepayments shall be applied, such prepayments will be applied to each remaining scheduled installment of principal of the Term Loans in direct order of maturity).

2.06                        Termination or Reduction of Revolving Commitments.  The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) subject to Section 2.05(c), any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, the applicable sublimit(s) shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                 The Borrowers shall make repayments of the Term Loans on the last day of each March, June, September and December, commencing December 31, 2012, in an amount equal to 0.25% of the aggregate principal amount of Term Loans (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(e)).  The Borrowers shall repay the outstanding principal amount of all Term Loans on the Maturity Date.

(b)                                 In addition to the scheduled amortization set forth in clause (a) above, the Borrowers shall make mandatory payments (“Mandatory Payments”) from the following sources:

(i)                                If CCR or any Restricted Subsidiary (x) sells, transfers or otherwise disposes of any asset permitted by Section 7.05(f) or (y) receives any Extraordinary Receipts, and the Net Cash Proceeds thereof, when aggregated with all other Net Cash Proceeds realized after the Effective Date from sales, transfers and dispositions pursuant to Section 7.05(f) or Extraordinary Receipts, will result in the realization by CCR or such Restricted Subsidiary of Net Cash Proceeds (determined as of the date such Net Cash Proceeds are received by the Borrowers or such Restricted Subsidiary) in excess of $7,500,000, the Borrowers shall make a mandatory prepayment of the Term Loans in the amount of such excess within ten Business Days upon receipt of such Net Cash Proceeds by the Borrowers or such Restricted Subsidiary; provided; that, if at the time that any such prepayment would be required, a Borrower is required to offer to repurchase or otherwise prepay any Incremental Equivalent Debt (or any permitted refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Incremental Equivalent Debt with such Net Cash Proceeds, then such Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of such Incremental Equivalent Debt, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.07(b)(i) shall be reduced accordingly; provided, however, that, with respect to the Net Cash Proceeds of all such Dispositions or Extraordinary Receipts, as the case may be, at the election of CCR (as notified by CCR to the Administrative Agent within 10 Business Days of such Disposition or casualty event or event of loss), and so long as no Event of Default shall have occurred and be continuing, CCR or any Restricted Subsidiary may (i) reinvest (or cause to be reinvested) all or any portion of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, by acquiring (including by making Capital Expenditures to acquire), improving, restoring, repairing or replacing assets used or useful in the businesses of CCR and its Subsidiaries so long as within 12 months after the receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be (or 18 months if within 12 months of the receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, CCR or such Restricted Subsidiary enters into a binding agreement to reinvest such Net Cash Proceeds or Extraordinary Receipts, as the case may be, within such 18 month period), such reinvestment shall have been consummated; provided, further, that any Net Cash Proceeds or Extraordinary Receipts, as the case may be, not subject to such definitive agreement or so reinvested or which CCR or such Restricted Subsidiary decides not to so reinvest shall be applied promptly to the prepayment of the Loans or Incremental Equivalent Debt as set forth in this Section 2.07(b)(i) or (ii) repay Indebtedness under the Second Lien Credit Agreement so long as immediately after giving effect to such repayments, the Consolidated First Lien Leverage Ratio, computed on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, would be no greater than 2.50 to 1.00.

(ii)                             [reserved]

(iii)                          For each fiscal year, commencing with the fiscal year ended December 31, 2013, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall make a mandatory prepayment of the Term Loans by an amount equal to the applicable percentage of Consolidated Excess Cash Flow for the fiscal year covered by such financial statements as more particularly set forth below, minus (B) at the option of the Borrowers, the sum of the amounts of voluntary prepayments of (x) the Term Loans (other than prepayments made at a discount to par or made pursuant to Section 2.05(g)) and (y) any Revolving Loans (to the extent accompanied by a permanent reduction of the applicable Revolving Commitment), in each case made during such period or prior to the date of such Consolidated Excess Cash Flow prepayment, and except to the extent financed with long-term Indebtedness (other than revolving Indebtedness) or any Net Cash Proceeds received as a result of a Disposition.  Such percentage of Consolidated Excess Cash Flow shall be determined by reference to the Consolidated Total Leverage Ratio reflected in such Compliance Certificate, as follows.  Such percentage of Consolidated Excess Cash Flow shall be determined by reference to the Consolidated Total Leverage Ratio reflected in such Compliance Certificate, as follows:

Consolidated Total Leverage Ratio	Percentage of Consolidated Excess Cash Flow
Greater than or equal to 5.0x	50%
Less than 5.0x	25%
Less than 3.0x	0%

(iv)                         Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans, on a dollar-for-dollar basis, by an amount equal to 100% of the Net Cash Proceeds received from issuance of any Indebtedness (other than Indebtedness permitted under Section

7.03 excluding any Refinancing Term Loans, any Refinancing Notes and any other Indebtedness incurred pursuant to Section 2.19 to refinance Term Loans).

(c)                                  Amounts paid or prepaid pursuant to subsection (b) above shall be applied as follows:

(i)                                Subject to Section 8.03, the Lenders shall apply such amounts first, to the pro rata payment of the outstanding principal amount of the Term Loans, second, to the payment of the outstanding principal amount of the Revolving Loans and third, to the Cash Collateralization of the L/C Obligations (the amount of such Cash Collateralization not to exceed 103% of the amount of the L/C Obligations).

(ii)                             [reserved].

(iii)                          All prepayments of Term Loans under Section 2.07(b) shall be applied to the payment of the next eight remaining installments of Term Loans in direct order of maturity and thereafter to the ratable payment of the remaining installments of Term Loans pursuant to this Section 2.07.

(d)                                 The Borrowers shall repay to the Revolving Lenders on the Maturity Date for the relevant Class of Revolving Facility the aggregate principal amount of Revolving Loans outstanding on such date.

(e)                                  The Borrowers shall repay or convert each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the relevant Class of Revolving Facility.

(f)                                   The Borrowers shall repay the Revolving Loans and/or Cash Collateralize L/C Obligations in accordance with Section 7.15.

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)  If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                             If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage of the Aggregate Revolving Commitments a commitment fee equal to (x) 0.50% per annum or (y) 0.375% per annum if on and after the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the Fiscal Quarter ending March 31, 2013, the Consolidated Total Leverage Ratio as forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) is less than or equal to 5.00 to 1.00, in each case, times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations (the “Commitment Fee”).  The Commitment Fee shall accrue at all times during the Availability Period (including at any time after the Effective Date when one or more of the conditions in Article IV is not met) and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date.

Any increase or decrease in the Commitment Fee resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Commitment Fee shall be 0.50% times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations and such Commitment Fee shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

(b)           Upfront Fees.  On the Effective Date, the Borrowers shall pay to the Lenders upfront fees in amounts determined by the Arrangers not to exceed, in the aggregate, (i) to the Term Loan Lenders, 1.0% of the total amount of Term Loans made on the Effective Date and (ii) to the Revolving Lenders, 1.0% of the Aggregate Revolving Commitments, in each case, on the Effective Date. Such upfront fees will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(c)           Other Fees.  (i)  The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)         The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Deutsche Bank Trust Company America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of CCR or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Sections 2.03, 2.08 or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder for purposes of any proceeding under any Debtor Relief Law relating to any Loan Party or any of its Significant Subsidiaries.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively correct absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (or such later time as the Administrative Agent may elect in its sole and absolute discretion) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to such Borrowing.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and any amount previously repaid by the Borrowers shall be redisbursed to the Borrowers.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)         Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent within one Business day of demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be presumptively correct, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans and the obligations of the Revolving Lenders to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received on any day by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder on such day, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative

Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including, without limitation, as provided in Sections 2.05, 2.16, 2.17, 2.18, 2.19, 10.06 and 10.13 or the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrowers, and to the extent Cash Collateral is provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than the liens of the depository institution), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(v))) or (ii) when the Administrative Agent shall determine in good faith that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15        Joint and Several Liability.

(a)           Each Borrower agrees that it is jointly and severally liable to the Administrative Agent, the L/C Issuer and the Lenders for the payment of all Obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Administrative Agent, the L/C Issuer and the Lenders may bring an action against any Borrower, whether an action is brought against the other Borrowers.

(b)           Each Borrower agrees that any release which may be given by the Administrative Agent, the L/C Issuer or the Lenders to the other Borrowers or any Guarantor will not release such Borrower from its Obligations under this Agreement.

(c)           Each Borrower waives, to the extent it may effectively do so under applicable Law, any right to assert against the Administrative Agent, the L/C Issuer or the Lenders any defense, setoff or counterclaim it may have against the other Borrowers arising hereunder, or claims which such Borrower may have against the other Borrowers arising hereunder.

(d)           Each Borrower waives, to the extent it may effectively do so under applicable Law, any defense it may have against the Administrative Agent, the L/C Issuer or the Lenders by reason of any other Borrower’s defense, disability, or release from liability, except payment in full of the outstanding Obligations.  The Administrative Agent, the L/C Issuer and the Lenders can exercise their rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)           Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives, to the extent it may effectively do so under applicable Law, any right it may have to require the Administrative Agent, the L/C Issuer and the Lenders to disclose to such Borrower any information which the Administrative Agent, the L/C Issuer and the Lenders may now or hereafter acquire concerning the financial condition of the other Borrowers.

(f)            Each Borrower waives, to the extent it may effectively do so under applicable Law, all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives, to the extent it may effectively do so under applicable Law, all rights to notices of the existence or the creation of new Indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)           The Borrowers represent and warrant to the Administrative Agent, the L/C Issuer and the Lenders that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Administrative Agent, the L/C Issuer and the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)           Until all outstanding Obligations of the Borrowers to the Administrative Agent, the L/C Issuer and the Lenders under this Agreement have been paid in full and the Commitments of the Lenders under this Agreement have been terminated, each Borrower, to the extent it may effectively do so under applicable Law, (a)

waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the Obligations incurred under this Agreement; and (b) waives any right to enforce any remedy which the Administrative Agent, the L/C Issuer or the Lenders now have or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent, the L/C Issuer or the Lenders.

(i)            Each Borrower waives any right to require the Administrative Agent, the L/C Issuer and the Lenders to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action by the Administrative Agent, the L/C Issuer and the Lenders which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

2.16        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)         Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Borrowers with the consent of the Administrative Agent, not to be unreasonably withheld, to be held in escrow in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement (but only to the extent such Defaulting Lender is so obligated); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or placed in escrow) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii)

shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           Section 2.16 shall not limit any claim of any party hereto arising from the Lender’s status as a Defaulting Lender.

2.17        Extension of Maturity Date in respect of Revolving Facility and Term Loan Facility

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders, any Class of Term Loans with a like Maturity Date or any Class of Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Term Loans or Revolving Commitments, as the case may be) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a “tranche” or Class; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche or Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche or Class of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i)          no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,

(ii)         except as to interest rates, fees and the Maturity Date (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to then-existing Revolving Lenders) as the original Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Sections 2.03(n) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a later Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Sections 2.03(n) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than 3 different maturity dates,

(iii)        except as to interest rates, fees, amortization, final Maturity Date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrowers and set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer,

(iv)        the final Maturity Date of any Extended Term Loans shall be no earlier than the Maturity Date applicable to the Term Loans extended thereby,

(v)         the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby,

(vi)        any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,

(vii)       if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Loan Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer,

(viii)      all documentation in respect of such Extension shall be consistent with the foregoing, and

(ix)        any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)           With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.17, such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.05, 2.06, 2.07(b) or (c), 2.12 or 2.13, (ii) the amortization schedule in Section 2.07(a) (insofar as such schedule relates to payments due to Lenders participating in the relevant Facility) shall be adjusted to give effect to the extension of the Facility and (iii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.17 (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium, as applicable, in respect of any Extended Term Loans or Extended Revolving Commitments on the terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of this Agreement (including Sections 2.05, 2.06, 2.07(b) or (c), 2.12, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.17.

(c)           No consent of any Lender or the Administrative Agent (other than to the extent set forth in Section 10.06(b)) shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to the ability to obtain Letters of Credit and Swing Line Loans under any Extension of any Class of Revolving Commitments, the consent of the L/C Issuer and Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu or junior basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents or which shall be unsecured, in each case as set forth in the Extension Offer. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers to effect the provisions of this Section 2.17, including in order to establish new tranches or sub-tranches (or Classes) in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in connection therewith. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the latest Maturity Date in respect of the then-existing Revolving Facility shall be re-allocated from Lenders holding Revolving Commitments thereunder to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d)           In connection with any Extension, the Borrowers shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17.

2.18        Increase in Commitments.

(a)           So long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent, at any time and from time to time after the Effective Date, the Borrowers may request one or more Additional Term Loan Commitments or one or more Additional Revolving Commitments (it being understood and agreed that (i) at the election of the Borrowers, such additional commitments in respect of any term loans (but not, except as expressly provided below, Revolving Loans or Revolving Commitments) may be implemented through the addition of additional new tranches of such loans instead of being implemented as increases in the applicable Commitments and (ii) if the Borrowers make such election, the provisions of this Section 2.18 shall be read in a manner that permits such election to be implemented); provided that:

(i)          after giving effect to any such additional commitments, the aggregate amount of Additional Term Loan Commitments and Additional Revolving Commitments that have been added pursuant to this Section 2.18 shall not exceed (A) $40,000,000 plus (B) in the case of any Additional Term Loan Commitments or Additional Revolving Commitments that serve to effectively extend the Maturity Date of the Term Loan Facility or Revolving Facility (such Revolving Facility, an “Incremental Extension Revolving Facility”), as the case may be, an amount equal to the reductions in the Term Loan Facility or Revolving Facility to be replaced with such Additional Term Loan Commitments or Additional Revolving Commitments; plus (C) an additional unlimited amount of Additional Term Loan Commitments or Additional Revolving Commitments so long as immediately after giving effect to the relevant Additional Term Loans or Additional Revolving Commitments, the Consolidated First Lien Leverage Ratio, computed on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, would be no greater than 3.50 to 1.00; provided that, for purposes of this clause (C), such Additional Term Loan Commitments or Additional Revolving Commitments (and any refinancings thereof provided for in Section 2.19) shall be calculated as if (I) such additional commitments are secured equally and ratably with the Facilities, whether or not such additional commitments are so secured, and (II) in the case of any Additional Revolving Commitments, a full drawing of such Additional Revolving Commitment has occurred (the amounts described in clauses (A) and (C) above; collectively, the “Incremental Cap”),

(ii)         any such addition shall be in an aggregate amount of $20,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount which is approved by the Administrative Agent or which represents all remaining availability under the aggregate limit in respect of Additional Term Loan Commitments and Additional Revolving Commitments set forth in the relevant provision of clause (i) of this proviso),

(iii)        the final maturity date of any Additional Term Loans shall be no earlier than the then-existing Maturity Date for the Term Loans,

(iv)        the Weighted Average Life to Maturity of the Additional Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans,

(v)         no Lender shall be required to participate in the Additional Term Loan Commitments or the Additional Revolving Commitments,

(vi)        the “yield” applicable to the Additional Term Loan Commitments shall be determined by the Borrower and the lenders thereof; provided that in the event that the “yield” applicable to any Additional Term Loan Commitments which rank pari passu in right of payment and with respect to security with the Term Loan Facility as in effect on the Effective Date is greater than the “yield” for such Term Loan Facility by more than 50 basis points, then the “yield” for such Term Loan Facility shall be increased to the extent necessary so that the “yield” for such Additional Term Loan Commitments is no more than 50 basis points greater than the “yield” for such Term Loan Facility; provided, further, that in determining the “yield” applicable to such Term Loan Facility and the relevant Additional Term Loan Commitments, (w) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable by the Borrower to the Lenders of such Term Loan Facility or the Additional Term Loan Commitments in connection therewith shall be included (with original issue discount being equated to interest based on an assumed 4-year life to maturity or lesser remaining life to maturity), (x) the Applicable Rate and any amendments to the Applicable Rate on such Term Loan Facility that became effective subsequent to the Effective Date but prior to the date of such additional commitment shall be included, (y) arrangement, commitment, structuring and underwriting fees payable to the Arrangers (or their affiliates) in connection with such Term Loan Facility or to one or more arrangers (or their affiliates) of the relevant Additional Term Loan Commitments and any amendment fees paid or payable to the Arrangers (or their affiliates) in connection with such Term Loan Facility shall be excluded, and (z) if such additional commitment includes any increase in an interest rate floor that is greater than the interest rate floor applicable to such Term Loan Facility, and such interest rate floor increase would cause an increase in the interest rate then in effect with respect to such Term Loan Facility on the date of determination, then such excess amount shall be equated to yield in determining such increase (but effected by an increase to the floor),

(vii)       the Additional Term Loans shall rank pari passu or junior in right of payment and/or of security with the Revolving Loans and the Term Loans, or may be unsecured (and, to the extent such additional commitments are subordinated in right of payment or security, such additional commitments shall be subject to an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent),

(viii)      any Additional Term Loans that are pari passu in right of payment with the Term Loan Facility as in effect on the Effective Date shall share ratably in any prepayments of such Term Loan Facility made pursuant to Section 2.05 (unless the Borrowers and the applicable Lender or Additional Lender (as defined below) in respect of such Additional Term Loans shall elect lesser treatment),

(ix)        all reasonable fees and expenses owing to the Administrative Agent as a result of such Additional Term Loan Commitment or Additional Revolving Commitment shall have been paid, and

(x)         the Administrative Agent shall have received all customary legal opinions, board resolutions and other customary closing certificates reasonably requested by the Administrative Agent and consistent in form with those delivered on the Effective Date. For the avoidance of doubt, except with respect to any Additional Revolving Commitment implemented to effectively extend the Maturity Date of the Revolving Facility, the yield applicable to which shall be equal to the yield applicable to the Revolving Facility, any Additional Revolving Commitments shall be on the same terms and pursuant to the same documentation applicable to the Revolving Facility (it being understood that customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) of the Additional Revolving Commitments may be different than those paid with respect to the Revolving Facility).

(b)           If any Additional Term Loan Commitments or Additional Revolving Commitments are added in accordance with this Section 2.18, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Commitments Closing Date”) of such addition. Additional Term Loans may be made, and Additional Revolving Commitments may be provided, by any existing Lender or by any other Person (any such other Person being called an “Additional Lender”); provided that the Administrative Agent shall have consented (and in the case of Additional Revolving Commitments, the Swing Line Lender and the L/C Issuer shall have consented) (any such consent not to be unreasonably withheld) to the provision by such Lender or Additional Lender of such Additional Term Loan Commitments or Additional Revolving Commitments, as the case may be, if such consent would be required under Section 10.06(b) for an assignment of Term Loans or Revolving Commitments, as the case may be, to such Lender or Additional Lender. As a condition precedent to such addition, the Borrowers shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Closing Date signed by a Responsible Officer of each Borrower certifying that, before and after giving effect to such increase, (i) no Default or Event of Default exists immediately before or immediately after giving effect to such addition and (ii) the Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 7.11 after giving effect to the making of the relevant Additional Term Loans or the implementation of the relevant Additional Revolving Commitments, as applicable. On each Additional Commitments Closing Date, each applicable Lender or other Person which is providing an Additional Term Loan Commitment or an Additional Revolving Commitment (i) in the case of any Additional Revolving Commitment, shall become a “Revolving Lender” for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Term Loan Commitment, shall make an Additional Term Loan to the Borrowers in a principal amount equal to such Lender’s or Person’s Additional Term Loan Commitment and become a “Term Loan Lender” for all purposes of this Agreement. Any Additional Revolving Loan shall be a “Revolving Loan” for all purposes of this Agreement and the other

Loan Documents and any Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents. On any Additional Commitments Closing Date on which any Additional Revolving Commitments are effected, each of the relevant Revolving Lenders shall assign to each of the new Revolving Lenders, and each of the new Revolving Lenders shall purchase from each of the relevant Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Additional Commitments Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by such existing Revolving Lenders and new Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such Additional Revolving Commitments.

(c)           Except as contemplated by Section 2.18(a) above, any other material terms of any Additional Term Loans made or any Additional Revolving Commitments provided, in each case pursuant to this Section 2.18, shall be consistent with the Term Loans or the Revolving Commitments, as the case may be; provided that (x) such other terms and documentation in respect of any Additional Term Loans may be materially different from those of the Term Loans to the extent such difference shall be reasonably satisfactory to the Administrative Agent (it being agreed that terms applicable only after the Latest Maturity Date at the time of determination are satisfactory) and (y) any Additional Term Loans and any Incremental Extension Revolving Facility shall be designated a separate Class of Term Loans or Revolving Commitments for all purposes of this Agreement. Any Additional Term Loans or Additional Revolving Commitments, as applicable, made or provided pursuant to this Section 2.18 shall be evidenced by one or more entries in the accounts or records maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.

(d)           This Section 2.18 shall supersede any provisions in Sections 2.05, 2.12, 2.13 or 10.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Borrowers (without the consent of any other Lender) to provide for terms applicable to each Additional Term Loan Commitment and/or Additional Revolving Commitment, as the case may be, solely to the extent necessary or appropriate to incorporate the appropriate provisions of any such Additional Term Loan Commitments and/or Additional Revolving Commitments herein or in the other Loan Documents.

2.19        Refinancing Amendments.

(a)           Refinancing Term Loans.

(i)          The Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches or Classes of term loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund (collectively, “Refinance”) one or more Classes of Term Loans and/or Revolving Commitments (and Revolving Loans thereunder) (including any Additional Term Loans or Additional Revolving Commitments) under this Agreement; provided, that such Refinancing Term Loans may not be in an amount greater than the aggregate principal amount of the Term Loans and/or Revolving Commitments being Refinanced plus unpaid accrued interest and premium (if any) thereon and underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 7.03 (and Section 7.01 to the extent secured) and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 7.03 (and Section 7.01 to the extent secured). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A)          the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being Refinanced and the Refinancing Term Loans shall not have a final maturity before the Maturity Date applicable to the Term Loans and/or Revolving Commitments or Revolving Loans being Refinanced;

(B)          such Refinancing Term Loans shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment and redemption terms as may be agreed to by the Borrowers and the relevant Refinancing Term Loan Lenders (as defined below); and

(C)          all other terms applicable to such Refinancing Term Loans shall (I) be substantially identical to, or (taken as a whole) be otherwise not materially more favorable to the lenders providing such Refinancing Term Loans than those applicable to the then outstanding Term Loans and/or Revolving Commitments, except to the extent such covenants and other terms apply solely to any period after the Maturity Date of the Term Loans and/or Revolving Commitments being Refinanced, or (II) reflect market terms and conditions at the time of incurrence; provided, that Refinancing Term Loans may rank pari passu or junior in right of payment and/or security with the remaining Revolving Commitments, Revolving Loans and/or Term Loans or may be unsecured so long as the holders of any Refinancing Term Loans that are subordinated in right of payment and/or security are subject to an intercreditor agreement the material terms of which are reasonably acceptable to the Administrative Agent and the Borrowers.

(ii)         The Borrowers may approach any Lender or any other Person that would be an Eligible Assignee of Term Loans pursuant to Section 10.06(b) to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Refinancing Term Loan Series of Refinancing Term Loans made to the Borrowers.

(iii)        The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans on the terms specified by the Borrowers) and hereby waive the requirements of this Agreement (including Sections 2.05, 2.06, 2.07, 2.12, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit such Refinancing or any other transaction contemplated by this Section 2.19(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrowers and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in Section 2.19(a)(i). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.19(a), including in order to establish new tranches or sub-tranches in respect of the Refinancing Term Loans and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.07(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are Refinanced; provided that no such amendment shall reduce the Applicable Percentage of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not Refinanced).  The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrowers to effect the foregoing.

(iv)        Notwithstanding anything to the contrary contained in this Section 2.19 or elsewhere in this Agreement, the Borrowers may elect to issue Refinancing Notes consistent with the provisions set forth in subsection (a)(i) above in lieu of Refinancing Term Loans.

(b)           Replacement Revolving Facility Commitments.

(i)          The Borrowers may by written notice to Administrative Agent elect to request the establishment of one or more additional Revolving Facilities providing for Revolving Commitments (“Replacement Revolving Facility Commitments” and the Revolving Loans thereunder, “Replacement Revolving Loans”) which Refinances one or more Classes of Revolving Commitments and/or Term Loans under this

Agreement (including any Additional Term Loans or Additional Revolving Commitments); provided, that any such Replacement Revolving Facility Commitments may not be in an amount greater than the Revolving Commitments and/or Term Loans being Refinanced plus unpaid accrued interest and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection therewith; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 7.03 (and Section 7.01 to the extent secured) and such incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 7.03 (and Section 7.01 to the extent secured). Each such notice shall specify the date (each, a “Replacement Revolving Effective Date”) on which the Borrowers propose that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A)          no Replacement Revolving Facility Commitments shall have a scheduled termination date prior to the Maturity Date applicable to the Revolving Commitments, Revolving Loans and/or Term Loans being Refinanced;

(B)          such Replacement Revolving Facility Commitments shall have pricing (including interest rates, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrowers and the Replacement Revolving Lender (as defined below);

(C)          all other terms applicable to such Replacement Revolving Facility Commitments shall (I) be substantially identical to, or (taken as a whole) be otherwise not materially more favorable to the lenders providing such Replacement Revolving Facility Commitments than those applicable to the then outstanding Term Loans and/or Revolving Commitments, except to the extent such covenants and other terms apply solely to any period after the Maturity Date of the Term Loans and/or Revolving Commitments being Refinanced, or (II) reflect market terms and conditions at the time of incurrence; provided, that Replacement Revolving Commitments may rank pari passu or junior in right of payment and/or security with the remaining Revolving Commitments, Revolving Loans and/or Term Loans or may be unsecured so long as the holders of any Replacement Revolving Commitments and/or Replacement Revolving Loans that are subordinated in right of payment and/or security are subject to an intercreditor agreement the material terms of which are reasonably acceptable to the Administrative Agent and the Borrowers.

(D)          there shall be no more than two (2) Revolving Facilities in the aggregate in effect at any time.

(ii)         The Borrowers may approach any Lender or any other Person that would be an Eligible Assignee of a Revolving Commitment pursuant to Section 10.06(b) to provide all or a portion of the Replacement Revolving Facility Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment and the selection of Replacement Revolving Lenders shall be subject to the consent of the Administrative Agent, the L/C Issuer and/or the Swing Line Lender to the extent the same would be required pursuant to Section 10.06(b). Any Replacement Revolving Facility Commitment made on any Replacement Revolving Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series.

(iii)        The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19(b) (including, for the avoidance of doubt, the payment of interest, fees, or premium in respect of the Replacement Revolving Facility Commitments and Replacement Revolving Loans on the terms specified by the Borrowers) and hereby waive the requirements of this Agreement (including Sections 2.05, 2.06, 2.07, 2.12, 2.13, 2.17 and 10.01) or any other Loan Document that may otherwise prohibit the transactions contemplated by this Section 2.19(b). The Replacement Revolving Facility Commitments

shall be established pursuant to an amendment to this Agreement among the Borrowers and the Replacement Revolving Lenders providing such Replacement Revolving Loans and, if applicable, any Replacement L/C Issuer and/or Replacement Swing Line Lender thereunder (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in Section 2.19(b)(i). Each Replacement Revolving Facility Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender, and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.19(b), including in order to establish new tranches or sub-tranches in respect of the Replacement Revolving Facility Commitments and Replacement Revolving Loans and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.07(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which will be repaid with Replacement Revolving Loans; provided that no such amendment shall reduce the Applicable Percentage of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not Refinanced). The Administrative Agent shall be permitted, and each is hereby authorized to enter into such amendments with the Borrowers to effect the foregoing.

(iv)        If any Replacement Revolving Commitment is designated as an increase in any previously established Replacement Revolving Commitment, on the Replacement Revolving Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Loans under such Replacement Revolving Facility Commitments outstanding immediately prior to such Refinancing as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Commitment Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Percentages.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable law.  If the applicable Loan Party or any other applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) the applicable Loan Party or any other applicable withholding agent shall make such deductions, (ii) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made and  (iii) the applicable Loan Party or any other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting or duplicating the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Loan Parties.  The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Loan Parties shall have no liability hereunder in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, a Lender or the L/C Issuer.  A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States:

(i)          any Lender that is not a Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)         any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)          duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)          duly completed copies of Internal Revenue Service Form W-8ECI,

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881 (c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(D)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance

Certificate substantially in the form of Exhibit O, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, or

(E)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)         subject any Lender or the L/C Issuer to any Tax (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made hereunder by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered following the receipt of such request.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, upon the written request of such Lender, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered following the receipt of such request.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make available Eurodollar Rate Loans pursuant to Section 3.02, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Effectiveness.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals, pdfs or facsimiles (followed, in the case of pdfs or facsimiles of the Loan Documents, promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          executed counterparts (other than with respect to the Arrangers) of this Agreement, the Perfection Certificate and the Guaranty;

(ii)         a Note executed by the Borrowers and dated as of the Effective Date in favor of each Lender requesting a Note at least three Business Days prior to the Effective Date;

(iii)        the Security Agreement and the Pledge Agreement, duly executed by each applicable Loan Party, together with:

(A)          subject to Section 6.24 hereof, certificates representing the Pledged Equity accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, in each case to the extent required therein;

(B)          financing statements in form appropriate for filing under the UCC of the States of Nevada, Delaware and Pennsylvania and filings with the United States Patent and Trademark Office and United States Copyright Office in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)          completed requests for information, dated on the Effective Date or a reasonably recent date, listing all effective financing statements and other evidence of liens filed in the jurisdictions and offices referred to in clause (B) above and in each other jurisdiction reasonably requested by the Administrative Agent that name any Loan Party as debtor, together with copies of such other financing statements;

(D)          receipt of duly executed payoff letters and UCC-3 termination statements with respect to the Existing Credit Agreements; and

(E)           with respect to each Mortgaged Property, a completed Life of Loan Federal Emergency Management Agency Standard Flood Determination (together with a notice about special hazard area status and flood disaster assistance duly executed by the Borrowers and the appropriate Loan Party relating thereto);

(iv)        a customary Phase I environmental assessment report, in form and substance satisfactory to the Lenders from OGI Environmental LLC, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, in respect of the parcels of land on which the Eastside Cannery and the Cannery are located, and the Lenders shall be satisfied with the nature and amount of any such matters and with CCR’s plans with respect thereto;

(v)         [reserved];

(vi)        copies of, or certificates as to coverage under, and declaration pages relating to, the insurance policies required by Section 6.07 (including, without limitation, flood insurance policies to the extent required by Section 6.07) and the applicable provisions of the Security Agreement, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee/loss payee endorsement (as applicable), (ii) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured and (iii) in the case of flood insurance, if applicable, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 30 days written notice of cancellation or non-renewal;

(vii)       [reserved];

(viii)      such assurances as the Administrative Agent deems reasonably appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents (other than the Pledge Agreement), to the extent that such approval is required by applicable Gaming Laws, and that the Borrowers have all applicable Gaming Licenses and any other licenses required for the operation of the Cannery, the Eastside Cannery and the Meadows Casino and such licenses shall be in full force and effect.

(ix)        customary (i) certificates of resolutions or other action and (ii) incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(x)         customary charter documents and good standing certificates to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xi)        a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as to those customary matters the Administrative Agent reasonably requests;

(xii)       a favorable opinion of Fox Rothschild LLP, local counsel to the Loan Parties in Pennsylvania, addressed to the Administrative Agent and each Lender;

(xiii)      favorable opinions of (x) Cotton, Driggs, Walch, Holley, Woloson & Thompson, Nevada local counsel to the Loan Parties (y) Brownstein Hyatt Farber Schreck, LLP, Nevada gaming counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(xiv)      a certificate signed by a Responsible Officer of each Borrower, dated as of the Effective Date, certifying that the conditions specified in Section 4.02(a) and (b) have been satisfied;

(xv)       a certificate as to the Solvency of CCR (calculated on a consolidated basis) before and after giving effect to the Transaction, from its chief financial officer, in the form of Exhibit P;

(xvi)      the Intercreditor Agreement, duly executed by the parties thereto;

(xvii)     receipt by the Borrowers of not less than $165.0 million of gross proceeds from the advance under the Second Lien Credit Agreement; and

(xviii)    a Subordination Agreement, dated as of the Effective Date, duly executed by Millennium and any other manager of the Casino Businesses, in substantially the form of Exhibit M;

(b)           the Arrangers and the Lenders shall have received: (A) an audited consolidated balance sheet of CCR and its Subsidiaries as of December 31, 2011 and audited statements of income, cash flows and equity for the year then ended; (B) an unaudited consolidated balance sheet of CCR and its Subsidiaries as of each quarter ending at least 45 days prior to the Effective Date, together with the related unaudited statements of income, cash flows and equity; (C) pro forma consolidated balance sheet of CCR and its Subsidiaries after giving effect to the Transaction as of the dates, and for the period, set forth in clause (B) above; and (D) forecasts prepared by management of the Borrowers, each in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements for (i) each fiscal quarter for the first two years following the Effective Date and (ii) each year thereafter;

(c)           [reserved];

(d)           [reserved];

(e)           all fees hereby required to be paid on or before the Effective Date shall have been paid; and

(f)            unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable and invoiced fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02        Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders on the Effective Date and to the extent required pursuant to Section 4.02 and, except as limited to the Effective Date as expressly set forth in this Article V, on the date of each Credit Extension, that:

5.01        Existence, Qualification and Power; Compliance with Laws.  Except as set forth on Schedule 5.01, each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent ‘good standing’ is a concept that applies to such entity), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in the case of clauses (b) and (c), where such contravention, conflict, breach, Lien, payment or violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.  Except for (i) such authorizations, approvals and notices to or from any Gaming Board which have not yet been obtained as of the Effective Date but will be applied for after the Effective Date as contemplated by Section 6.24 (including approvals of any pledges of Equity Interests in Loan Parties licensed by or registered with any Gaming Board), (ii) post-closing informational filings required pursuant to Regulation 8.130 of the Nevada Gaming Commission, (iii) approval of any future pledge of any additional Equity Interests in Loan Parties licensed by or registered with any Gaming Board, (iv) as set forth on Schedule 5.03 and (v) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against (except as may be required or provided for herein under any applicable Gaming Laws or by any applicable Gaming Board), any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of CCR and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated balance sheet of CCR and its Subsidiaries dated June 30, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of CCR and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated pro forma balance sheet of CCR and its respective consolidated Subsidiaries as at June 30, 2012 and the related consolidated pro forma statements of income and cash flows of CCR and its consolidated Subsidiaries for the three months then ended were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof and present the consolidated pro forma financial condition of CCR and its consolidated Subsidiaries as at such date and the consolidated pro forma results of operations of CCR and its consolidated Subsidiaries for the period ended on such date.

(e)           The consolidated forecasted balance sheet and statements of income and cash flows of CCR and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by CCR to be reasonable at the time.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Restricted Subsidiaries or against any of their properties or revenues that (a) as of the Effective Date, purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither CCR nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.

(a)           Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or material to the ordinary conduct of its business, except for such defects in title as are substantially consistent with the defects shown on the Existing Policies or the Existing Surveys or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrowers and their Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

(b)           As of the Effective Date, neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any Casualty Event.  No Loan Party or any of its Restricted Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

(c)           Schedule 7(a) to the Perfection Certificate contains a true and complete list of each material interest in Real Property (i) owned by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Loan Party and, in each of the cases described in clauses (i) and (ii) of this Section 5.08(b), Schedule 7(b) to the Perfection Certificate indicates whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

5.09        Environmental Compliance.

(a)           Existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of the Loan Parties and their respective Subsidiaries, except as specifically disclosed in Schedule 5.09, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 5.09 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of CCR (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)           Except as otherwise set forth on Schedule 5.09, to the knowledge of CCR (i) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any material release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10        Insurance.  The properties of CCR and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where CCR or the applicable Restricted Subsidiary operates.

5.11        Taxes.  Except as set forth on Schedule 5.11, CCR and its Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except those that would not have a Material Adverse Effect.  Except as set forth on Schedule 5.11, there is no proposed tax assessment against CCR or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.  As of the Effective Date, neither CCR nor any Restricted Subsidiary thereof is party to any tax sharing agreement pursuant to which it would be required to make any payments.

5.12        ERISA Compliance.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and (ii) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)           There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

5.13        Subsidiaries; Equity Interests.  As of the Effective Date, CCR has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, and, as to those which are corporations, are fully paid and nonassessable and, other than such Equity Interests constituting Excluded Property, are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens.  As of the Effective Date, CCR has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  As of the Effective Date, all of the outstanding Equity Interests in CCR have been validly issued and are owned by Permitted Holders in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except Permitted Liens.

5.14        Margin Regulations; Investment Company Act.

(a)           The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrowers, any Person Controlling the Borrowers, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)           No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

5.15        Disclosure.

(a)           As of the Effective Date, with respect to the written information concerning the Loan Parties and their respective Subsidiaries, other than financial estimates, projected financial information, other forward looking information and information of a general economic or industry-specific nature, that has been made available to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with the Transactions, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time prior to the Effective Date).

(b)           The projections provided by the Borrowers (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.16        Compliance with Laws and Agreements; OFAC Rules and Regulations; Patriot Act; FCPA.

(a)           CCR and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           None of CCR or any Subsidiary is in violation of any of the foreign assets control regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  None of CCR or any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(c)           CCR and each Subsidiary is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C.§§ 78dd-1, et seq. (“FCPA”), and any foreign counterpart thereto applicable to CCR or such Subsidiary.  None of CCR or any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to CCR or any Subsidiary or to any other Person, in violation of FCPA.

5.17        Intellectual Property; Licenses, Etc.  To the knowledge of CCR and its Restricted Subsidiaries, CCR and its Restricted Subsidiaries own, or possess the right to use or license, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except to the extent the failure to own or possess the right to use the same could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of CCR, no slogan or other advertising device, product, process, method, substance, part or other material that is material to the business of CCR and its Restricted Subsidiaries now employed, or now contemplated to be employed, by CCR or any Restricted Subsidiary infringes upon any rights held by any other Person, except for such infringements which could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Collateral Documents.  The provisions of the Mortgages, the Pledge Agreement (subject to the receipt of the necessary approvals from the applicable Gaming Boards of any pledge, pursuant to the Pledge Agreement, of Equity Interests of entities licensed by or registered with any Gaming Board) and the Security Agreement are effective to create, in favor of the Collateral Agent and Administrative Agent (for the benefit of the Secured Parties), valid and, upon the possession and control of and filing and recordation by the Collateral Agent and/or Administrative Agent in accordance therewith, perfected first priority Liens on the Casino Real Estate, the Casino Businesses, the Equity Interests subject to the Pledge Agreement and all other Collateral described in the Security Agreement, the Pledge Agreement and the Mortgages subject only to the Permitted Liens, to the extent required therein and to the extent that such Liens can be perfected by possession, control, filing or recording.  Except for the approvals required for the effectiveness of the pledge pursuant to the Pledge Agreement and the attachment and perfection of the Collateral Agent’s and Administrative Agent’s Lien on the Equity Interests subject to the Pledge Agreement as contemplated by Section 6.24, all governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens, insomuch as such are not required of the Lenders, the

L/C Issuer, the Swing Line Lender or the Required Lenders, have been duly effected or taken, including any such approvals reasonably requested by the Administrative Agent.

5.19        Solvency.  As of the Effective Date, CCR and its Restricted Subsidiaries on a consolidated basis, are Solvent.

5.20        Labor Matters.  As of the Effective Date, except as set forth on Schedule 5.20 there are no collective bargaining agreements or Multiemployer Plans covering the employees of CCR or any of its Subsidiaries and, except as would not reasonably be expected to result in a Material Adverse Effect, neither CCR nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21        Gaming Matters.  Except as set forth on Schedule 5.21 and subject to Section 6.24, each Borrower, and their Subsidiaries, has obtained (i) all Gaming Licenses necessary or appropriate to conduct their businesses and operations conducted or as contemplated to be conducted as of the Effective Date, and (ii) as of the Effective Date, all required approvals from Gaming Boards of the transactions contemplated hereby and by the other Loan Documents to occur as of the Effective Date, subject to the provisions of such approvals or conditions in respect of the Gaming Licenses as are satisfactory to the Administrative Agent.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, CCR shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent for dissemination to the Lenders:

(a)           within 120 days after the end of each fiscal year of CCR (commencing with the fiscal year ended December 31, 2012), a consolidated balance sheet of CCR and its consolidated Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Piercy Bowler Taylor & Kern or another nationally recognized Registered Public Accounting Firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with standards established by the Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely as a result of the occurrence of the Maturity Date in respect of any Loans in the 12 month period following the relevant auditor’s report);

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year of CCR (commencing with the fiscal quarter ended September 30, 2012), a consolidated balance sheet of CCR and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal quarter and for the portion of CCR’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of CCR as fairly presenting the financial condition, results of operations, members’ equity and cash flows of CCR and its Restricted Subsidiaries in accordance with GAAP, subject only to year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event not more than 120 days after the end of each fiscal year of the Borrower, an updated budget and projection model for the current fiscal year prepared by management of the Borrower, in form satisfactory to the Administrative Agent;

(d)           with respect to each Measurement Period for which a Cure Right will be exercised, on the date the financial statements pursuant to Section 6.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period, CCR shall deliver together with such financial statements a certificate of a Responsible Officer of CCR containing a computation in reasonable detail of the applicable Event of Default (or what it believes was the potential Event of Default) and a notice certified by a Responsible Officer of CCR of its issuance of or intent to issue Permitted Cure Securities (a “Notice of Issuance of Permitted Cure Securities”) for the purpose of preventing or curing, as applicable, such Event of Default as contemplated pursuant to Section 8.04.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           [reserved];

(b)           within five Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2013), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers;

(c)           [reserved];

(d)           copies of all annual, regular, periodic and special reports and registration statements which CCR may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the same are available, copies of any external auditor’s report with respect to Nevada “Regulation 6.090 Report” and any other report filed by CCR or any Restricted Subsidiary with any Governmental Authority (other than routine reports);

(f)            [reserved];

(g)           promptly, such additional information regarding the business, financial or corporate affairs of CCR or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request; and

(h)           within 10 Business Days after the date of the delivery of the annual or quarterly financial information pursuant to Section 6.01(a) or (b), hold a conference call or teleconference, at a time to be mutually agreed between the Borrowers and the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter, as the case may be, and the financial condition of CCR and its Restricted Subsidiaries.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which CCR posts such documents, or provides a link thereto on CCR’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on CCR’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) CCR shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests CCR to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) CCR shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall notify each Lender (by telecopier or electronic mail) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by CCR with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

CCR hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of CCR hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to CCR or its securities) (each, a “Public Lender”).  CCR hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” CCR shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to CCR or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, CCR shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of CCR or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between CCR or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting CCR or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of (i) any ERISA Event occurring with respect to the Borrowers, any Subsidiary or any Plan, and (ii) of any other ERISA Event of which the Borrowers have knowledge; and

(d)           notice of noncompliance with Chapter 53 (Monetary Transactions) of Title 31 of the United States Code Annotated.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of CCR setting forth details of the occurrence referred to therein and stating what action CCR has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by CCR or such Restricted Subsidiary or the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and with adequate reserves in accordance with GAAP or the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or except, other than in respect of the Borrowers, to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including, without limitation, liquor licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of CCR, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and CCR shall use commercially reasonable efforts to ensure that such insurance policies provide for not less than 30 days’ prior notice by the applicable insurer to the Collateral Agent of termination, lapse or cancellation of insurance.  With respect to each of the properties to be subject to a Mortgage,  obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the areas in which any improvements located on any property to be subject to a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.  The Collateral Agent and Administrative Agent shall be named as (x) additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance) and (y) as mortgagee or loss payee (in the case of property insurance with respect to Collateral) under any insurance policies maintained from time to time by any Loan Party.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including, without limitation ERISA, OFAC, FCPA and the Patriot Act, each as amended), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of CCR or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over CCR or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of CCR and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to CCR; provided that, (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent may exercise rights under this Section 6.10 on behalf of the Lenders, (b) the Administrative Agent shall not exercise such rights more often than 2 times during any calendar year absent the existence of an Event of Default, and only 1 such time shall be at the Borrower’s expense (it being understood that unless an Event of Default has occurred and is continuing, the Administrative Agent shall only visit locations where books and records and/or senior officers are located) and (c) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.  Notwithstanding anything to the contrary in this Section 6.10, neither CCR nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions for any one or more of the following:  (i) the refinancing of Indebtedness under the Existing Credit Agreements, (ii) the redemption of Series C Preferred Units, (iii) the funding of ongoing working capital and other general corporate purposes of CCR or any of its Restricted Subsidiaries and (iv) the payment of all fees, premiums, costs and expenses payable by the Borrowers (including any original issue discount and upfront fees) related to the transactions described in (i) and (ii).  No financing other than Borrowings under this Agreement, loans made pursuant to the Second Lien Credit Agreement and other financing contemplated by this Agreement (including, without limitation, financing allowed under Sections 7.03(f) and 7.03(g)) will be required in connection with the Transaction.

6.12        [Reserved]

6.13        Covenant to Guarantee Obligations and Give Security.

(a)           Upon (x) the formation or acquisition of any new direct or indirect wholly-owned Restricted Subsidiary that is also a Significant Subsidiary or (y) the determination that any wholly-owned Restricted Subsidiary has become a Significant Subsidiary (other than, in the case of (x) or (y), any Excluded Subsidiary) by any Loan Party, then CCR shall (at the Borrowers’ expense), in each case on or before the date on which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, for the fiscal quarter in which such wholly-owned Restricted Subsidiary was so formed, acquired, or designated (or, if applicable, the receipt (subject to Section 6.24) of all necessary approvals from any Gaming Boards) (or such longer period as may be reasonably agreed by the Administrative Agent):

(i)          cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Guaranty Supplement,  guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)         furnish to the Administrative Agent a description of the Material Real Property and personal properties owned by such Subsidiary to the extent required by the Perfection Certificate,

(iii)        (A) if such Subsidiary owns Material Real Property, cause such Subsidiary to duly execute and deliver to the Administrative Agent and Collateral Agent deeds of trust, trust deeds, deeds to secure debt or mortgages (as applicable),  together with completed Life of Loan Federal Emergency Management Agency Standard Flood Determinations (together with notices about special hazard area status and flood disaster assistance duly executed by the Borrowers and the appropriate Loan Party relating thereto) and evidence of insurance as required by this Agreement,  (B) cause such Subsidiary to duly execute and deliver to the Collateral Agent a Joinder Agreement (as defined in the Security Agreement), or other joinder agreement to the applicable Collateral Document and (C) cause the immediate parent of such Subsidiary, if such parent is a Loan Party, to pledge the Equity Interests of such Subsidiary pursuant to (and to the extent required by) the Pledge Agreement or the Security Agreement, as the case may be, and to deliver to the Control Agent the certificates, if any, representing all of such Equity Interests, together with undated stock powers or other instruments of transfer executed and delivered in blank; provided, that, if the pledge of the Equity Interests of any such Subsidiary requires approval by a Gaming Board, the Equity Interests of such Subsidiary shall only be required to be pledged if the requisite approvals from the Gaming Board are obtained after the exercise of CCR’s commercially reasonable efforts to obtain such approvals as certified in a certificate of a Responsible Officer of the Borrower delivered to the Control Agent (and CCR agrees to use commercially reasonable efforts to obtain such approvals),

(iv)        cause such Subsidiary and each direct and indirect parent of such Subsidiary (as applicable) (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, security agreements and pledge agreements delivered pursuant to this Section 6.13,

(v)         deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its sole discretion, a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and

(vi)        with respect to each Material Real Property, deliver to the Administrative Agent and the Collateral Agent a title insurance policy and ALTA survey in form and substance reasonably acceptable to the Administrative Agent.

(b)           Upon the acquisition of any personal property or Material Real Property (the “After-Acquired Property”), other than Excluded Property, by any Loan Party, if such After-Acquired Property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, then CCR shall (at the Borrowers’ expense), in each case on or before the date on which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, for the fiscal quarter in which such After-Acquired Property was so acquired:

(i)          furnish to the Administrative Agent a description of such After-Acquired Property so acquired in detail satisfactory to the Administrative Agent,

(ii)         solely with respect to Material Real Property, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, together with completed Life of Loan Federal Emergency Management Agency Standard Flood Determinations (together with notices about special hazard area status and flood disaster assistance duly executed by the Borrowers and the appropriate Loan Party relating thereto) and evidence of insurance as required by this Agreement, and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Secured Obligations of the applicable Loan Party and constituting Liens on all such properties,

(iii)        cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent and the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such After-Acquired Property, enforceable against all third parties,

(iv)        deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v)         solely with respect to Material Real Property, furnish to the Administrative Agent and the Collateral Agent a title insurance policy and ALTA survey, each in form and substance reasonably acceptable to the Administrative Agent.

6.14        Environmental Covenant.  Use and operate all of its facilities and properties in compliance with all applicable Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect; promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to material violations of compliance with applicable Environmental Laws.

6.15        [Reserved].

6.16        Further Assurances.  Promptly upon reasonable request by the Administrative Agent, (a) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments (and cause each of the Loan Parties to do the foregoing) as the Administrative Agent may reasonably require from time to time in order to (i) subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents in accordance with the Collateral Documents and (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

6.17        Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all Leases of Real Property to which CCR or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.18        Interest Rate Hedging.  Enter into prior to March 31, 2013, and maintain until the third anniversary of the Effective Date, interest rate Swap Contracts, covering a notional amount of not less than 50% of the aggregate outstanding Term Loans and Second Lien Loans.

6.19        [Reserved].

6.20        [Reserved].

6.21        Gaming Licenses.  (a) Ensure that all necessary Gaming Licenses from any Gaming Board for the ownership, use, or operation of the businesses or properties owned or operated by each Borrower and its Subsidiaries are in full force and effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to them.

6.22        Cash Collateral Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with the Collateral Agent or Control Agent or another commercial bank located in the United States which has accepted the assignment of such accounts to the Collateral Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

6.23        Designation of Unrestricted Subsidiaries.  CCR may, at any time, designate any Restricted Subsidiary as an Unrestricted Subsidiary by prior notice to the Administrative Agent; provided that the Borrowers shall only be permitted to so designate an Unrestricted Subsidiary after the Effective Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Sections 7.02(g), 7.02(i) and 7.02(s), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Sections 7.02(g), 7.02(i) and 7.02(s); provided that at the time of the initial Investment by Borrower or any of its Subsidiaries in such Subsidiary, Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent.  CCR may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation.  Notwithstanding the foregoing, no Subsidiary designated an Unrestricted Subsidiary that is subsequently redesignated a Restricted Subsidiary shall be redesignated an Unrestricted Subsidiary thereafter.

6.24        Pledge Undertakings.  Use its reasonable best efforts to receive, within six months after the Effective Date (and, with respect to any entity made a Guarantor after the Effective Date pursuant to Section 6.13, within six months of the date of the Guaranty Supplement entered into pursuant to Section 6.13(a)(i)), the approval of the requisite Gaming Boards in connection with the Pledge Agreement to be entered into by CCR and the Guarantors and within five (5) Business Days of receipt of such approvals, deliver to the First Lien Collateral Agent (a) all existing certificates evidencing 100% of the issued and outstanding Equity Interests held by CCR and each Guarantor,

(b) stock powers duly endorsed in blank covering all of the certificated Equity Interests described in clause (a) above and (c) a favorable opinion of Latham & Watkins LLP and Brownstein Hyatt Farber Schreck, LLP (or, in each case, such other law firms reasonably acceptable to the Administrative Agent), counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as to matters relating to the creation and perfection of security interests in favor of the First Lien Collateral Agent with respect to the Pledge Agreement; provided, however, that such six month period shall be extended by an additional three months so long as within 60 days after the Effective Date CCR has filed with the appropriate Gaming Board all applications required to effect the foregoing.

6.25        Additional Post Closing Matters.

(a)           To the extent such items have not been delivered as of the Effective Date, the Borrowers shall within 60 (sixty) days of the Effective Date (unless waived or extended in the Administrative Agent’s reasonable discretion) use commercially reasonable efforts, excluding litigation or eviction of the tenant thereunder, to cause the applicable Loan Parties to deliver subordination, non-disturbance and attornment agreements with respect to all leases affecting the Mortgaged Property and deliver Landlord Access Agreement in form and substance reasonably satisfactory to the Administrative Agent unless the Administrative Agent, in its reasonable judgment, waives such delivery, with respect to each of the leased Real Properties set forth on Schedule 6.25(a).

(b)           The Borrowers shall use their reasonable best efforts to deliver or caused to be delivered to the Administrative Agent within 120 days of the Effective Date (unless waived or extended in the Administrative Agent’s reasonable discretion), the Deposit Account Control Agreements and the Securities Account Control Agreements, in each case as identified on Schedule 6.25(b).

(c)           The Borrowers shall deliver or caused to be delivered to the Administrative Agent within 60 days of the Effective Date (unless waived or extended in the Administrative Agent’s reasonable discretion), the deeds of trust, trust deeds, deeds to secure debt, mortgages, or any other document, creating and evidencing a Lien on any Mortgaged Property, in substantially the form of Exhibit J-1 or J-2 (with such changes as may be necessary to account for local law matters and fee and leasehold interests) and covering the properties listed on Schedule 6.25(c) (together with the assignments of leases and rents referred to therein) and each other mortgage delivered pursuant to Section 6.13 or Section 6.16, in each case as amended, the “Mortgages”) duly executed by the appropriate Loan Party, together with:

(i)          evidence that counterparts of the Mortgages have been executed, acknowledged and delivered and are in form suitable for filing or recording in the real estate records of the jurisdiction where the applicable Mortgaged Property is located in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or submitted to the Title Company for payment),

(ii)         fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance reasonably acceptable to the Administrative Agent, with endorsements and in amounts equal to the market value of the Mortgaged Property and fixtures (as determined in good faith by the Borrowers and reasonably acceptable to the Administrative Agent), issued (and coinsured and reinsured, as may be required) by the Title Company, insuring the Mortgages to be valid first and subsisting Liens on the property as described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, all title exceptions similar to the title exceptions disclosed in the title policies issued to Administrative Agent in connection with the Existing Credit Agreements (the “Existing Policies”), all matters shown on the surveys delivered to the Administrative Agent in connection with the Existing Credit Agreements (the “Existing Surveys”), and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance and endorsements on matters relating to first loss, usury, last dollar, contiguity, revolving credit, future advance, public road access, survey, address, zoning, variable rate revolving credit, doing business, subdivision, creditor rights, environmental lien, mortgage recording tax, separate tax lot, so-called comprehensive coverage over covenants and restrictions, and a “tie-in” or “cluster” endorsement, if available under applicable Law (i.e., policies which insure against losses regardless of location on allocated value of the insured property up to a stated maximum coverage amount) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(iii)        an ALTA survey in form and substance reasonably acceptable to the Administrative Agent or an Existing Survey, together with no change affidavit, relating to each Mortgaged Property sufficient for the Title Company to remove the standard survey exceptions and issue the survey related endorsements set forth above,

(iv)        a zoning report with respect to each of the Mortgaged Properties located in Pennsylvania,

(v)         opinions, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties, of local counsel in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent,

(vi)        with respect to each property to be subject to a Mortgage, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title insurance policy/ies and endorsements contemplated above, and

(vii)       with respect to the Mortgaged Property, copies of all Leases or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property with respect to which CCR or any Subsidiary holds the lessor’s interest, CCR or such Subsidiary shall use commercially reasonable efforts to ensure that such agreement is subordinate to the Lien of the Mortgage to be recorded against the property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Administrative Agent.

(d)           Solely in respect of the parcel of land on which the Meadows Casino is located, within forty-five days of the Effective Date, a customary Phase I environmental assessment report, in form and substance satisfactory to the Lenders from an environmental consulting firm acceptable to the Lenders, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with such parcel of land, and the Lenders shall be satisfied with the nature and amount of any such matters and with CCR’s plans with respect thereto.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall not, nor shall they permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02        Investments.  Make any Investments, except:

(a)           (A) Investments held by CCR or such Restricted Subsidiary in any of the following: (i) certificates of deposit; (ii) U.S. treasury bills and other obligations of the federal government; (iii) U.S. corporate bonds, rated at least BAA or higher by Standard & Poor’s, or common stocks with an Standard & Poor’s Stock Guide Rating of at least B or higher and listed on the New York Stock Exchange, American Stock Exchange, or National Association of Securities Dealers Automated Quotations, and commercial paper rated at least A-1 by Standard & Poor’s or at least P-1 or MIG-1 by Moody’s Investors Service, Inc.; (iv) bankers’ acceptances issued by financial institutions rated at least first tier paper by a National Recognized Statistical Rating Organization (NRSRO); (v) repurchase agreements covering U.S. government securities; and (vi) money market funds that comply with all provisions of Rule 2a-7 of the Investment Act of 1940; and (B) Permitted Auction Rate Securities;

(b)           loans and advances to officers, directors and employees of CCR, its Restricted Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed $1,500,000 at any one time outstanding;

(c)           Investments (i) by any Loan Party in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party, in the aggregate for all such Investments pursuant to this clause (c)(iii) at any time outstanding not to exceed the sum of $5,000,000 and (iv) by any Restricted Subsidiary that is not a Loan Party in any Loan Party; provided that any such Investments pursuant to this clause (c)(iv) in the form of Indebtedness shall comply with the requirements of Section 7.03(h) with respect to the Affiliate Subordination Agreement;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.03;

(f)            Capital Expenditures permitted by Section 7.12;

(g)           Investments by CCR or any of its Restricted Subsidiaries in an Unrestricted Subsidiary to the extent that CCR has substantially concurrently received an equivalent amount of proceeds from the sale or issuance of Equity Interests to Permitted Holders; provided that such Investments be made exclusively to acquire, develop, manage or operate casinos, hotels and other gaming assets and activities related thereto;

(h)           Investments consisting of loans by CCR to a Permitted Holder to the extent that CCR has substantially concurrently received an equivalent amount of proceeds from the sale or issuance of Equity Interests to Permitted Holders;

(i)            Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the sum of, (1) if the Consolidated Total Leverage Ratio is less than 5.0 to 1.00, calculated on a pro forma basis after giving effect to such Investment as of the last day of the fiscal quarter most recently ended for which financial statements of CCR have been delivered to the Lenders pursuant to Section 6.01, the Available Amount and (2) the aggregate amount of net cash proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests or Permitted Cure Securities) received after the Effective Date, in each that case that is Not Otherwise Applied;

(j)            Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments, repayments, repurchases or redemptions of Subordinated Debt or Indebtedness under the Second Lien Credit Agreement permitted under Sections 7.01, 7.03 (other than 7.03(h)), 7.04, 7.05, 7.06 and 7.13 respectively, in each case, to the extent constituting Investments;

(k)           any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date and set forth on Schedule 7.02 or an Investment consisting of any extension, modification, renewal, replacement or reinvestments of any such Investment (other than reimbursements of Investments in CCR or any of its Subsidiaries); provided that the amount of any such Investments may not be increased unless as required by the terms of such Investment as in existence on the Effective Date and as otherwise permitted under this Agreement;

(l)            [reserved];

(m)          Permitted Acquisitions;

(n)           any Investment acquired by CCR or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by CCR or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by CCR or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, or (d) in settlement of debts created in the ordinary course of business;

(o)           loans and advances to Permitted Holders in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 7.06;

(p)           Investments the payment for which consists of Equity Interests of CCR (other than Disqualified Equity Interests);

(q)           [reserved];

(r)            Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged into, amalgamated with, or consolidated with CCR or a Restricted Subsidiary in an Investment permitted under this Section 7.03 after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(s)            additional Investments by CCR or any Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 7.02(s) that are at that time outstanding, not to exceed (x) $10,000,000 plus (y) the sum of, (1) if the Consolidated Total Leverage Ratio is less than 5.0 to 1.00, calculated on a pro forma basis after giving effect to such Investment as of the last day of the fiscal quarter most recently ended for which financial statements of CCR have been delivered to the Lenders pursuant to Section 6.01, the Available Amount and (2) the aggregate amount of net cash proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests or Permitted Cure Securities) received after the Effective Date, in each that case that is Not Otherwise Applied; provided, however, that if any Investment pursuant to this Section 7.02(s) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person subsequently becomes a Restricted Subsidiary after such date, such Investment shall, at the election of the Borrower, thereafter be deemed to have been made pursuant to Section 7.02(c) or (m) above and shall cease to have been made pursuant to this Section 7.02(s) for so long as such Person continues to be a Restricted Subsidiary.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness incurred pursuant to the Second Lien Credit Agreement; provided that, in the case of any replacement or refinancing after the date hereof, (i) the Second Lien Collateral Agent shall enter into the Intercreditor Agreement with the Collateral Agent, (ii) the aggregate principal amount of the replacement or refinancing Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being replaced or refinanced (plus fees, expenses, accrued interest and premiums payable in connection with such replacement or refinancing), and the yield on the replaced or refinanced Indebtedness shall not be greater than the yield permitted by the Intercreditor Agreement and (iii) the Second Lien Loan Documents shall not include provisions, terms or conditions that would not be permitted under the Intercreditor Agreement, in any amendment of the Second Lien Loan Documents;

(c)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d)           Guarantees of CCR or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of CCR or any Restricted Subsidiary;

(e)           obligations under Swap Contracts that are not incurred for speculative purposes;

(f)            Indebtedness in respect of purchase money obligations and equipment financing for fixed or capital assets (including, without limitation, FF&E Financing, capital leases or other secured indebtedness) within the limitations set forth in the proviso to clause (k) of the definition of the term “Permitted Liens”; and (ii) any Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred pursuant to this Section 7.03(f), provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $45,000,000;

(g)           Subordinated Debt and/or Unsecured Indebtedness in an aggregate principal amount not to exceed $50,000,000;

(h)           Indebtedness of CCR or any of its Restricted Subsidiaries owing to CCR or any of its Restricted Subsidiaries to the extent constituting an Investment permitted by Section 7.02; provided that any such Indebtedness owing to a Loan Party shall constitute “Pledged Collateral” under and as defined in the Security Agreement; provided, further that any such Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement;

(i)            Indebtedness of Persons that are acquired by CCR or any Restricted Subsidiary or merged, consolidated or amalgamated with or into any Restricted Subsidiary in accordance with the terms of this Agreement or that is assumed by any Restricted Subsidiary in connection with such acquisition; provided that (i) such Indebtedness was not created in contemplation of such event, (ii) no Event of Default then exists or would result therefrom, (iii) before and after giving effect thereto, CCR and its Restricted Subsidiaries will be in pro forma compliance with the financial covenants set forth in Section 7.11 and (iv) the aggregate principal amount outstanding at any of such Indebtedness shall not exceed $5,000,000;

(j)            Indebtedness representing deferred compensation or similar arrangements to directors, officers, employees, members of management or consultants of CCR, any Restricted Subsidiary incurred in the ordinary course of business;

(k)           [reserved];

(l)            obligations under Cash Management Agreements and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m)          Indebtedness arising from agreements of CCR or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition); provided that (i) such Indebtedness does not exceed $10,000,000 at any time outstanding and (ii) CCR or a Restricted Subsidiary may only make any payment on account of such earn-out or purchase price adjustment if no Default under Section 8.01(a) or Event of Default has occurred and be continuing and the Consolidated Total Leverage Ratio is less than 5.0x;

(n)           Indebtedness incurred by CCR or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, unemployment insurance, other social security legislation, health, disability or other benefits to current or former employees, directors, officers, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) or property, casualty, liability or other insurance or self-insurance or other similar obligations, letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of Real Property under which such Person is lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(o)           obligations (including reimbursement obligations with respect to letters of credit, bank guarantees or other similar instruments) in respect of performance, bid, stay, customs, appeal and surety bonds and completion guarantees or other obligations of a like nature entered into by CCR or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practices;

(p)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 5 Business Days of its incurrence;

(q)           secured or unsecured notes (such notes, “Incremental Equivalent Debt”); provided that (A) the aggregate initial principal amount of all Incremental Equivalent Debt, together with the aggregate initial principal amount (or committed amount, if applicable) of all Additional Term Loans and Additional Revolving Commitments provided pursuant to Section 2.18(a), shall not exceed the Incremental Cap less the amount of Additional Term Loans and Additional Revolving Commitments incurred in reliance on clauses (A) and/or (C) of Section 2.18(a)(i) then outstanding, (B) the incurrence of such Indebtedness shall be subject to clauses (iii) and (iv) of the proviso to Section 2.18(a), (C) the covenants and events of default applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable, to the holders of such Indebtedness than those applicable to the Facilities or shall otherwise be reasonably satisfactory to the Administrative Agent (it being agreed that terms applicable only after the latest Maturity Date at the time of determination are satisfactory), (D) to the extent such Indebtedness is subordinated to the Revolving Loans or the Term Loans or pari passu in right of payment or security with the Revolving Loans and the Term Loans, such Indebtedness shall be subject to an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent and (E) for purposes of calculating the Incremental Cap, such Incremental Equivalent Debt (and any refinancings thereof) shall be deemed to be secured equally and ratably with the Facilities, whether or not such Incremental Equivalent Debt is so secured;

(r)            Indebtedness in respect of letters of credit issued in favor of any L/C Issuer or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans as contemplated hereunder; and

(s)            Indebtedness of CCR or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this Section 7.03(s), does not exceed $10,000,000.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           any Restricted Subsidiary may merge with (i) a Borrower; provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when WTA or any Guarantor is merging with any Restricted Subsidiary that is not a Guarantor, WTA or the Guarantor, as applicable, shall be the continuing or surviving Person; and

(b)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to CCR or to another Restricted Subsidiary; provided that if the transferor in such a transaction is WTA or a Guarantor, then the transferee must either be CCR or a Guarantor.

(c)           any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if CCR determines in good faith that such action is in the best interests of the relevant Person;

(d)           so long as no Default or Event of Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; and

(e)           a merger, dissolution, liquidation, consolidation or Disposition, the sole purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

7.05        Dispositions.  Make any Disposition, except:

(a)           Dispositions of (i) cash equivalents (including any Investments described in Section 7.02(a)) and (ii) obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of property (i) for like-for-like exchanges for use in a business permitted by Section 7.07 and (ii) to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property and, in each case, all such property shall be subject to the Liens created by the Collateral Documents (to the extent required thereby) or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by and among CCR and any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e)           Dispositions permitted by Section 7.02, Section 7.04, Section 7.06 and Permitted Liens to the extent constituting Dispositions;

(f)            Dispositions by CCR and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that if the aggregate Net Cash Proceeds from all such Dispositions exceed $7,500,000, the excess thereof shall be applied as more particularly set forth in Section 2.07;

(g)           [reserved];

(h)           Dispositions consisting of sales, assignments, licenses, sub licenses, leases or subleases of real property in the ordinary course of business;

(i)            Permitted Meadows Transactions;

(j)            any Disposition (i) arising from casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of CCR or any of its Restricted Subsidiaries provided that any Extraordinary Receipts received in connection therewith shall be applied in accordance with Section 2.07(b)(i) hereof, (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(k)           Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(l)            the abandonment of intellectual property rights in the ordinary course of business which in the reasonable good faith determination of CCR or a Restricted Subsidiary are not material to the conduct of the business of CCR and its Restricted Subsidiaries taken as a whole;

(m)          the termination of Swap Contracts;

(n)           any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o)           any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, including, but not limited to, grants of franchises or licenses, franchise or license master agreements and/or area development agreements;

(p)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other Disposition of such Unrestricted Subsidiary or any Disposition of assets of such Unrestricted Subsidiary; and

(q)           Dispositions required to be made to comply with the order of any Governmental Authority or applicable Law,

provided, however, that any Disposition pursuant to clauses (a)(i), (b), (c), (f), (h) (in respect of sales of fee owned real property) and (o) shall be for fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of (other than solely as a result of the granting of a Lien) as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take any actions deemed appropriate in order to effect the foregoing.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)           so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)          each Subsidiary may make Restricted Payments to a Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii)         CCR and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(iii)        CCR and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(b)           for so long as CCR is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes, CCR shall be permitted to make Restricted Payments to the Tax Recipients, in an amount not to exceed the Tax Amount for the related period;

(c)           so long as no Default under Section 8.01(a) or Event of Default shall have occurred and be continuing at the time thereof or that would result therefrom, CCR or any Restricted Subsidiary may pay Management Compensation;

(d)           Nevada Palace, LLC may make lease payments to NP Land, LLC in an amount not to exceed $2,600,000 (as such amount may be increased in accordance with CPI) in any calendar year unless such lease payments are increased in accordance with the terms of the Eastside Cannery Lease in effect as of the date hereof in which case such increased leased payments shall be permitted to be made pursuant to this clause 7.06(d);

(e)           so long as (A) no Default under Section 8.01(a) or Event of Default shall have occurred and be continuing and (B) the Consolidated Total Leverage Ratio is less than 5.25x, CCR or any Restricted Subsidiary may use 50% of Excess Cash Flow to make payments in respect of the Holdback Amount in an amount not to exceed $7,500,000 annually and $25,000,000 million in the aggregate, plus accrued interest and reasonable expenses related thereto, subject in each case to reductions set forth in the Holdback Agreement;

(f)            so long as the Consolidated Total Leverage Ratio is less than or equal to 5.0 to 1.00, Restricted Payments in an amount not to exceed the aggregate amount of cash and cash equivalents actually distributed by any Unrestricted Subsidiary to CCR or its Restricted Subsidiaries;

(g)           so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or that would result therefrom, CCR may declare and make Restricted Payments in an aggregate amount not to exceed the sum of (1) if the Consolidated Total Leverage Ratio is less than 4.75x on a pro forma basis, the Available Amount and (2) the aggregate amount of net cash proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests or Permitted Cure Securities) received after the Effective Date;

(h)           (i) CCR may make a one-time payment to Magna Entertainment Corporation (“Magna”) in an amount not to exceed $10,000,000 in exchange for complete resolution of Magna’s claims under the Holdback Agreement and a full release of all claims by Magna to additional and/or future payment under the Holdback Agreement and (ii) otherwise make payments to Magna in respect of the Holdback Amount in an amount not to exceed the aggregate amount of net cash proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests or Permitted Cure Securities) received after the Effective Date;

(i)            [reserved];

(j)            to the extent constituting Restricted Payments, CCR may enter into the transactions expressly permitted by Sections 7.02 (other than Section 7.02(j)), 7.04 and 7.05; and

(k)           within fourteen (14) days of the Effective Date, a one-time Restricted Payment in cash to any direct owner of CCR’s Series C Preferred Units in an aggregate amount not to exceed $87,000,000.

7.07        Change in Nature of Business.  Except with the approval of the Required Lenders, engage in any material line of business substantially different from those lines of business conducted by CCR and its Subsidiaries on the date hereof or any business substantially related, incidental or ancillary thereto.

7.08        Transactions with Affiliates.  Except as set forth on Schedule 7.08 or as permitted under Section 7.06, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to CCR or such Restricted Subsidiary as would be obtainable by CCR or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to

(a)           transactions between or among CCR and/or any of its Restricted Subsidiaries, or between or among Restricted Subsidiaries;

(b)           the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, directors, officers, employees, members of management and consultants of CCR or any Restricted Subsidiary;

(c)           payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of CCR or any of its Subsidiaries and employment agreements, consulting arrangements, severance arrangements and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);

(d)           any agreement as in effect as of the Effective Date and listed on Schedule 7.08 hereto or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by CCR;

(e)           the issuance of Equity Interests of CCR or a Restricted Subsidiary to any Person;

(f)            any contribution to the capital of CCR or any of its Restricted Subsidiaries;

(g)           transactions permitted under Section 7.04 and/or Section 7.05 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of CCR or any direct or indirect parent company, (b) forming a holding company or (c) reincorporating CCR or the Borrower in a new jurisdiction;

(h)           investments by Oaktree in debt securities of CCR or any of its Restricted Subsidiaries; and

(i)            transactions with Affiliated Lenders and Affiliated Debt Funds pursuant to Section 10.06 of this Agreement and in accordance with the terms thereof.

7.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to CCR or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of a Borrower and (iii) of CCR or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that the foregoing shall not apply to:

(a)           any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(b)           restrictions contained in the Second Lien Loan Documents and any permitted refinancing, replacement, extension or renewal thereof;

(c)           the grant of a Lien to secure an obligation of CCR or a Subsidiary thereof if a Lien is granted to secure another obligation of such Person;

(d)           contractual encumbrances or restrictions in effect on the Effective Date, including in respect of any Swap Contracts;

(e)           applicable Law;

(f)            any agreement or other instrument of a Person acquired by CCR or any Restricted Subsidiary which was in existence at the time of the relevant Permitted Acquisition (but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired);

(g)           contracts or agreements for the sale or Disposition of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of such Subsidiary;

(h)           Indebtedness of a Restricted Subsidiary which is not a Loan Party which Indebtedness is permitted by Section 7.03;

(i)            restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(j)            customary provisions in joint venture agreements and other similar agreements;

(k)           purchase money obligations for property acquired and obligations in respect of capital leases in the ordinary course of business that impose restrictions of the type in clause (a) above on the property or assets which are subject to such agreement;

(l)            customary provisions contained in leases, subleases, licenses, Equity Interests or asset sale agreements and other similar agreements entered into in the ordinary course of business;

(m)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(n)           any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 7.03 entered into after the Effective Date if (a) such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of the Borrower, than (i) the restrictions contained in the Loan Documents or (ii) the restrictions that are in effect on the Effective Date pursuant to agreements and instruments in effect on the Effective Date, or (b) any such encumbrance or restriction contained in such agreement does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of CCR in good faith, to make scheduled payments of cash interest on, and principal of, the Loans when due;

(o)           customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is permitted under Section 7.01 and such restrictions or conditions relate only to the specific assets subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09; or

(p)           any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11        Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the ending date of any fiscal quarter of CCR set forth below to be less than the ratio set forth below opposite the ending date of such fiscal quarter:

Date	Ratio
March 31, 2013	1.50 to 1.00
June 30, 2013	1.50 to 1.00
September 30, 2013	1.50 to 1.00
December 31, 2013	1.50 to 1.00
March 31, 2014	1.50 to 1.00
June 30, 2014	1.50 to 1.00

Date	Ratio
September 30, 2014	1.50 to 1.00
December 31, 2014	1.50 to 1.00
March 31, 2015	1.50 to 1.00
June 30, 2015	1.50 to 1.00
September 30, 2015	1.50 to 1.00
December 31, 2015	1.50 to 1.00
March 31, 2016	1.50 to 1.00
June 30, 2016	1.50 to 1.00
September 30, 2016	1.50 to 1.00
December 31, 2016	1.50 to 1.00
March 31, 2017 and thereafter	1.75 to 1.00

(b)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the ending date of any fiscal quarter of CCR set forth below to be greater than the ratio set forth below opposite the ending date of such fiscal quarter:

Date	Ratio
March 31, 2013	8.25 to 1.00
June 30, 2013	8.25 to 1.00
September 30, 2013	8.25 to 1.00
December 31, 2013	8.25 to 1.00
March 31, 2014	8.00 to 1.00
June 30, 2014	8.00 to 1.00
September 30, 2014	8.00 to 1.00
December 31, 2014	7.75 to 1.00
March 31, 2015	7.75 to 1.00
June 30, 2015	7.75 to 1.00
September 30, 2015	7.50 to 1.00
December 31, 2015	7.50 to 1.00
March 31, 2016	7.25 to 1.00
June 30, 2016	7.25 to 1.00
September 30, 2016	7.00 to 1.00
December 31, 2016	7.00 to 1.00
March 31, 2017 and thereafter	6.75 to 1.00

7.12        Capital Expenditures.  Make any Capital Expenditure except for:

(a)            Maintenance Capital Expenditures in any fiscal year in an amount (the “Base Amount”) not to exceed (x) $5,000,000 for the remainder of the 2012 fiscal year and (y) thereafter, 5% of the Borrowers’ consolidated net revenue for the most recent fiscal year for which a Compliance Certificate has been delivered pursuant to Section 6.02(b); provided, that, to the extent that the aggregate amount of Maintenance Capital Expenditures made by CCR and its Restricted Subsidiaries in any fiscal year pursuant to this Section 7.12(a) is less than the maximum amount of Maintenance Capital Expenditures permitted by this Section 7.12(a) with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make additional Capital Expenditures in the next succeeding fiscal year; provided that Maintenance Capital Expenditures in any fiscal year shall be counted against any Rollover Amount available with respect to such fiscal year prior to being counted against the base amount set forth in Section 7.12(a) with respect to such fiscal year;

(b)           an amount not to exceed the sum of (1) if the Consolidated Total Leverage Ratio is less than 5.0 to 1.00, calculated on a pro forma basis after giving effect to such Capital Expenditure as of the last day of the fiscal quarter most recently ended for which financial statements of CCR have been delivered to the Lenders pursuant to Section 6.01, the Available Amount, and (2) the aggregate amount of net cash proceeds from the issuance or sale by any Borrower or any Restricted Subsidiary of any of its Equity Interests (other than Disqualified Equity Interests or Permitted Cure Securities) received from and after the Effective Date, in each case that is Not Otherwise Applied; and

(c)             Expansion Capital Expenditures in an aggregate amount not to exceed $15,000,000 from the Effective Date through the Maturity Date.

7.13        Payment of Subordinated Debt.  Prepay any principal (including sinking fund payments), or purchase or redeem (or offer to purchase or redeem) any Indebtedness under the Second Lien Credit Agreement or Subordinated Debt prior to the scheduled maturity date thereof, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal of any Indebtedness under the Second Lien Credit Agreement or Subordinated Debt will be paid when due or otherwise to provide for the defeasance of any Indebtedness under the Second Lien Credit Agreement or Subordinated Debt, except that the foregoing shall not apply in respect of the prepayment of Indebtedness under the Second Lien Credit Agreement (i) to the extent permitted by Section 2.07(b)(i), (ii) if the Consolidated Total Leverage Ratio is less than 5.00 to 1.00 on a pro forma basis, with the Available Amount, (iii) with the aggregate amount of net cash proceeds from the issuance or sale by CCR or any Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests or Permitted Cure Securities) received after the Effective Date or (iv) in connection with a refinancing thereof permitted by the Intercreditor Agreement.

7.14        Amendment, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.03 so as to materially impair Lenders’ rights hereunder, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.03(a) or (f), or amend, modify or change in any manner any terms or conditions of the Second Lien Loan Documents other than in accordance with the Intercreditor Agreement.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  A Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  A Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02, 6.03(a), 6.05, 6.07, 6.11 or Article VII (but subject to the cure rights set forth in Section 8.04 below) applicable to such Borrower; provided that a failure to perform or observe any term, covenant or agreement contained in Section 6.02 shall not constitute an Event of Default hereunder unless such failure continues for 5 days; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty or certification made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) CCR or any Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which CCR or any Restricted Subsidiary is the “Defaulting Party” (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which CCR or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by CCR or such Restricted Subsidiary as a result thereof is greater than $10,000,000 and CCR or such Restricted Subsidiary, as the case may be, has not paid such “Termination Value” within 60 days of the due date thereof, unless such termination or such “Termination Value” is being contested in good faith by appropriate proceedings and appropriate reserves in accordance with GAAP have been established; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)           Judgments.  There is entered against CCR or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) CCR or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            License Revocation.  The occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to gaming operations at any gaming facility of CCR or any Significant Subsidiary or the final unappealable denial (or any other denial if it requires CCR or any Significant Subsidiary to cease all operations pending an appeal) by the applicable Gaming Board of the applications described in Section 6.24 or the withdrawal of such applications; or

(m)          Governmental Approvals.  Any Loan Party shall fail to obtain, renew, maintain or comply with any such governmental approvals as shall be necessary (1) for the execution, delivery or performance by such Loan Party of its obligations, or the exercise of its rights, under the Loan Documents, or (2) for the grant of the Liens created under the Deeds of Trust, the Pledge Agreement or the Security Agreement or for the validity and enforceability or the perfection of the Deeds of Trust, the Pledge Agreement or the Security Agreement; or any such governmental approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 60 days; or

(n)           Collateral Documents.  Any security interest or Lien purported to be created by any Collateral Document shall (other than by operation of law or pursuant to the terms hereof or thereof including as a result of a transaction permitted by Sections 7.04 and 7.05 or a release or subordination of Liens pursuant to Section 9.10) (x) cease to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected, first priority Lien on all of the Collateral to the extent required by such Collateral Document (except as otherwise expressly provided in this Agreement or such Collateral Document), or (y) shall be asserted in writing by any Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral to the extent required by such Collateral Document, except (x) to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing Equity Interests actually pledged to it under the Pledge Agreement or Security Agreement, (y) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and (z) in respect of any Collateral with a value less than $5,000,000 in aggregate.

8.02        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings and payments due to any Cash Management Banks under Secured Cash Management Agreements and any Hedge Banks under Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Secured Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

8.04        Equity Cure.  Notwithstanding anything to the contrary contained in Section 8.01 or any other provision of this Agreement, in the event that CCR fails to comply (or believes it may fail to comply) with any financial covenant contained in Section 7.11, CCR shall have the right, from the Effective Date until the Term Loan Maturity Date, including during the applicable Measurement Period through and including the 10th Business Day after the delivery of a Notice of Issuance of Permitted Cure Securities, to issue Permitted Cure Securities for cash (collectively, the “Cure Right”), and upon the later of (a) the receipt by CCR of such net cash proceeds and (b) the end of the relevant Measurement Period, such financial covenant shall be calculated or recalculated, as the case may be, giving effect to the following:

(a)           Consolidated EBITDA shall be increased, as provided in the definition thereof, solely for the purpose of measuring compliance with the financial covenants in Section 7.11 and will not be applied for any other purpose under this Agreement, including but not limited to other provisions hereof that are based upon the Consolidated Total Leverage Ratio in effect from time to time, by an amount not to exceed the amount necessary to cure the non-compliance or potential non-compliance (the “Cure Amount”), as applicable;

(b)           if, after giving effect to the foregoing increase in Consolidated EBITDA, CCR shall be in compliance with the requirements of such financial covenant, CCR shall be deemed to have satisfied the requirements of such financial covenant as of the end of the relevant Measurement Period and there shall be (or shall be deemed to be) no applicable breach or default of such financial covenant for all purposes of this Agreement and the other Loan Documents;

(c)           Indebtedness shall not be deemed to have been repaid on a pro forma basis for purposes of calculating the financial covenants for the applicable Measurement Period with respect to which such Cure Right was exercised; and

(d)           to the extent a fiscal quarter ended for which such financial covenant is calculated giving effect to a Cure Amount is included in the calculation of a financial covenant in a subsequent fiscal period, the Cure Amount shall continue to be included in the amount of Consolidated EBITDA for such fiscal quarter;

provided that (i) in each four-fiscal quarter period of CCR there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five (5) times during the term of this Agreement and (iii) the Cure Amount shall not exceed the amount required to cause CCR to be in compliance with the covenants under Section 7.11.  If CCR shall have delivered a Notice of Issuance of Permitted Cure Securities in accordance with Section 6.01(d), then (subject to the preceding sentence) the Lenders shall not have the right to declare a Default or Event of Default or otherwise declare the Loans due and payable and terminate the Commitments pursuant to Section 8.01 solely as a result of a Default under Section 7.11 until 10 Business Days following the date of delivery of such Notice of Issuance of Permitted Cure Securities, and then only if CCR has not received the net cash proceeds of the Cure Amount by such date.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than Section 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party-beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than a Disqualified Institution).  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers by giving the Lenders, the L/C Issuers and the Borrowers 10 days’ notice.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (provided that the consent of the Borrowers shall not be required if an Event of Default pursuant to Section 8.01(a) or Section 8.01(f) (with respect to the Borrowers) has occurred and is continuing), to appoint a successor (other than a Disqualified Institution), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above with the consent of the Borrower (provided that the consent of the Borrowers shall not be required if an Event of Default pursuant to Section 8.01(a) or (f) (with respect to the Borrowers) has occurred and is continuing); provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Deutsche Bank Trust Company Americas of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender and (b) subject to the last sentence of this paragraph, the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.   Notwithstanding such resignation by the retiring L/C Issuer, (i) the Letters of Credit issued by such retiring L/C Issuer, shall remain outstanding and be deemed to have been issued hereunder until such time as such Letters of Credit expire in accordance with their respective terms (it being understood and agreed that no such Letter of Credit shall be extended after the date of such resignation by the retiring L/C Issuer) and (ii) the retiring L/C Issuer shall retain all of the rights of an L/C Issuer hereunder with respect to Letters of Credit issued hereunder until such time as all Letters of Credit issued by such retiring L/C Issuer have expired in accordance with their respective terms.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, the Co-Documentation Agents, the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Collateral and Guaranty Matters.  The Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Collateral Agent and Administrative Agent to, and the Administrative Agent and Collateral Agent shall, upon the written request of the Borrower:

(a)           release any Lien on any property granted to or held by the Collateral Agent or Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to a Person other than a Loan Party, (iii) that constitutes Excluded Property, (iv) that is owned by a Guarantor upon release by such Guarantor’s obligations pursuant to clause (c) below or (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           subordinate or release any Lien on any property granted to or held by the Administrative Agent and Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01 pursuant to clauses (e), (f), (k) or (q) of the definition of “Permitted Liens”;

(c)           to release any Guarantor from its obligations under the Guaranty and the Collateral Documents if such Person (x) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (y) becomes (i) an Unrestricted Subsidiary as permitted hereunder or (ii) an Excluded Subsidiary; and

(d)           enter into intercreditor agreements with respect to Liens on the Collateral that are permitted or required to be subordinated to or share in the Collateral on a pari passu basis with the Liens granted pursuant to the Collateral Documents, in each case in accordance with the terms hereof.

In each case as specified in this Section 9.10, the Administrative Agent and Collateral Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent and Collateral Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11        Indemnity.  To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           [reserved];

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement for any scheduled payment or mandatory prepayment of principal, interest or fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           except as necessary to give effect to the express intent of the provisions of this Agreement (including, without limitation, Sections 2.17, 2.18, 2.19 and 10.06) change (i) Section 8.03 in a manner that directly and adversely affects any Class of Lenders or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans of any Class set forth in the applicable provisions of Section 2.07(b) or 2.06, respectively, in any manner that directly and adversely affects any Class, in the case of each of clause (i) and clause (ii), without the consent of the Required Class Lenders in respect of such Class;

(f)            (i) change any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent (other than the definition specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(g)           [reserved]; or

(h)           release all or substantially all Guarantors from the Guaranty (except as specified therein) or to release all or substantially all of the Collateral (other than as permitted by Section 9.10) without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, nor will such Defaulting Lender’s Commitment or Loans be included for the purposes of determining Aggregate Revolving Commitments, the Term Loan Commitments or the Total Outstandings or the Required Lenders for purposes of this Section 10.01, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding any provision herein to the contrary, (i) this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (A) to add one or more additional Revolving or term loan facilities to this Agreement, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or, at the election of the Borrowers and the lenders providing such facilities, on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (B) in connection with the foregoing, to appropriately permit the lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or Class of Lenders hereunder, (ii) this Agreement and the other Loan Documents shall be amended (or amended and restated) with only the written approval of the Borrowers and each Additional Term Loan Lender and/or each Additional Revolving Lender, as the case may be, and, if required under Section 2.18, the L/C Issuer and Swing Line Lender, in connection with any extension of credit permitted pursuant to Section 2.18, (iii)

this Agreement and the other Loans Documents shall be amended (or amended and restated) with only the written approval of the Borrowers and each Extending Revolving Lender and/or each Extending Term Loan Lender, as the case may be, and, if required under Section 2.17, the L/C Issuer and Swing Line Lender, in connection with any extension permitted pursuant to Section 2.17, and (iv) this Agreement and the other Loan Documents shall be amended (or amended and restated) with the written consent of the Borrowers and the Refinancing Term Loan Lenders of the applicable Refinancing Term Loan Series providing such Refinancing Term Loans and/or Lenders providing the applicable Replacement Revolving Commitment Series, as the case may be, in connection with any refinancing facilities permitted pursuant to Section 2.19.

If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, CCR may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by CCR to be made pursuant to this paragraph); provided, further, that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Notwithstanding anything to the contrary contained in this Section 10.01 or any other Loan Document, (i) the Borrowers and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to give effect to the provisions of Sections 2.05, 2.17, 2.18, 2.19, 10.01 and 10.06 and (ii) (A) this Agreement and the other Loan Documents may be amended, modified or waived and consent to departure given, with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment, modification, waiver or consent is delivered in order to cure or correct any ambiguity, error, omission, defect or inconsistency or to effect administrative changes so long as such amendment, waiver or consent does not adversely affect the rights of any Lender or Secured Party in any material respect and such amendment shall become effective without any further consent of any other party to such and (B) guarantees, collateral documents, security documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) and notices dispatched by certified or registered mail shall be deemed to have been given on the date that is four Business Days after the same were sent or mailed (properly addressed) to the relevant Person.  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to materials and/or information provided by on or behalf of the Borrowers hereunder that are not made available through the “Public Side Information” portion of IntraLinks or another similar electronic system and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them in accordance with (and subject to the limitations in) Section 10.04(b) with respect to the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (and, in the case of legal fees and expenses that are payable pursuant to this clause (i), limited to the actual and reasonable and invoiced (together with reasonably detailed supporting documentation) out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Arrangers, taken as a whole, and, if necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole) and, (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced (together with reasonably detailed supporting documentation) out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in the case of legal fees and expenses that are payable pursuant to clauses (ii) and (iii), limited to the actual reasonable and invoiced (together with reasonably detailed supporting documentation) out-of-pocket fees, disbursements and other changes of (x) one counsel to the Administrative Agent, any Lender and the L/C Issuer, taken as a whole, (y) solely to the extent necessary in the case of an actual conflict of interests between the Administrative Agent and 1 or more Lenders or the L/C Issuer, one counsel to the Lenders or L/C Issuer, taken as a whole, and (z) solely to the extent necessary, one local counsel in any relevant jurisdiction to such Persons, taken as a whole).

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses arising from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents, by such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the Indemnitees (other than any claims against any Indemnitee in its capacity as an Arranger or as the Administrative Agent) and not arising out of any act or omission of CCR or any Restricted Subsidiary; provided further that in the case of legal fees and expenses of counsel, the obligations of the Borrower under this Section 10.04(b) shall be limited to the actual reasonable and invoiced (together with reasonably detailed supporting documentation) out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of a conflict of interest or potential conflict of interest, one additional counsel to all affected Indemnitees taken as a whole, and, solely to the extent necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole).

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee or party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by any other party hereto or any Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after written demand therefor.

(f)            Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agree to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (i) shall not apply to rights in respect of Swing Line Loans;

(ii)     any assignment of a Term Loan Commitment or any Term Loans must be approved by (A) the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender and (B) so long as no Event of Default under Section 8.01(a) and Section 8.01(f) has occurred and is continuing, the Borrowers (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); provided that the Borrower shall be deemed to have consented after 10 Business Days of receiving notice of any assignment unless it shall have objected in writing prior to the expiration of such 10 Business Day period;

(iii)    any assignment of a Revolving Commitment must be approved by (A) the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (B) so long as no Event of Default has occurred and is continuing, the Borrowers (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender) under the Revolving Facility; provided that the Borrower shall be deemed to have consented after 10 Business Days of receiving notice of any assignment unless it shall have objected in writing prior to the expiration of such 10 Business Day period;

(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)     Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Each Lender that sells a participation shall, solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or L/C Obligations held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Financing Agreement) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, provided that any such payment shall make the Lender granting such participation subject to the terms of Section 10.13.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Section 10.18 shall apply to any Lender that has a Participant that is Disqualified, unless such Lender replaces such Participant or repurchases such Participant’s interest in the Commitment and/or the Loans.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent, not to be unreasonably withheld.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that (i) no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or (ii) shall be permitted to be made to any Disqualified Institution.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any

SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Resignation as L/C Issuer or Swing Line Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Deutsche Bank Trust Company Americas assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Deutsche Bank Trust Company Americas may, (i) upon 30 days’ notice to the Borrowers and the Revolving Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the previous L/C Issuer or Swing Line Lender, as the case may be.  A resigning L/C Issuer shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  A resigning Swing Line Lender shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit; provided that, if such outstanding Letters of Credit cannot be adequately substituted, the last sentence of Section 9.06 shall apply.

(j)            Assignments to Affiliated Lenders and Affiliated Debt Funds.  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 10.06(b); provided that:

(A)          Assignments to Affiliated Lenders pursuant to this Section 10.06 shall be subject to the following additional conditions and limitations:

(i)           Affiliated Lenders will not be entitled to (x) receive, directly or indirectly, information provided solely to Lenders by the Administrative Agent or any Lender, (y) attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors or (z) access the Platform, notwithstanding that it may be granted access thereto by the Administrative Agent;

(ii)            for purposes of (w) any amendment, waiver or modification of any Loan Document (pursuant to Section 10.01 or otherwise) (x) otherwise acting on any matter related to any Loan Document, (y) determining whether the Lenders have directed or required the Administrative Agent, any L/C Issuer or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document or (z) any plan of reorganization in connection with any proceeding under the United States Bankruptcy Code or any other Debtor Relief Law or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law commenced by or against any Loan Party, in each case, (i) that does not require the consent of each Lender or each affected Lender (other than with respect to Section 10.01(e), (f)(ii) and (h)) and (ii) that does not adversely affect such Affiliated Lender in its capacity as a Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code of the United States is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States;

(iii)             (x) the aggregate principal amount of all Term Loans held by the Affiliated Lenders may not exceed 25% of the outstanding aggregate principal amount of all Term Loans at the time of any such assignment, and (y) Affiliated Lenders may not purchase Revolving Loans or Revolving Commitments; and

(iv)            each Affiliated Lender agrees not to make or bring any claim, in its capacity as Lender, against Administrative Agent, any other agent named on the cover page hereto or any Lender with respect to the duties and obligations of such Persons under the Loan Documents.

(B)          Assignments to Affiliated Debt Funds pursuant to this Section 10.06(j) shall be subject to the following additional conditions and limitations:

(i)            the aggregate principal amount of all Term Loans held by the Affiliated Debt Funds may not exceed 49% of the outstanding aggregate principal amount of all Term Loans at any time;

(ii)            Affiliated Debt Funds may not purchase Revolving Loans or Revolving Commitments; and

(iii)             notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds and Affiliated Lenders may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such party shall except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, to the extent permitted by Law, notify the Borrowers promptly in advance thereof)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, the Lenders or the L/C Issuers, as applicable, shall to the extent permitted by Law, inform the Borrowers promptly in advance thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any bona-fide assignee of or Participant in, or any Eligible Assignee invited to be a Lender pursuant to Section 10.06(b), or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than a Disqualified Institution) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations (other than a Disqualified Institution) who is informed of the confidential nature of such Information and instructed to keep such Information confidential, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers and not known to them to be under any duty of confidentiality to the Borrowers or their Subsidiaries.

For purposes of this Section 10.07, “Information” means all information received from the Loan Parties or their Affiliates relating to any Loan Party, any Affiliate thereof, any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is publically available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary other than as a result of a breach of any confidentiality obligations.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates are hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c)

amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder, in each case, provided that the Loan Parties are not thereby required to make any greater payments hereunder than would be required prior to any such action.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof (other than with respect to the Arrangers) that, when taken together, bear the signatures of each of the other parties hereto (other than with respect to the Arrangers).  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make Eurodollar Rate Loans pursuant to Section 3.02, or if any Lender is a Defaulting Lender or if any Lender is a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)         the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in avoidance of or a reduction in such compensation or payments thereafter; and

(d)         such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, such Lender waives receipt of compensation under Section 3.04 or payment to it or on its behalf of additional amounts pursuant to Section 3.01 and such Lender reimburses Borrowers for any amounts previously paid.

Notwithstanding the foregoing, if on or prior to the first anniversary of the Effective Date any amendment constituting a Repricing Transaction becomes effective, each Lender not consenting to such amendment which is removed pursuant to this Section 10.13 shall be paid a prepayment fee equal to 1.00% of the aggregate amount of its Loans assigned pursuant to this Section 10.13.

10.14      Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

10.17      Cooperation with Gaming Boards.  The Administrative Agent and each of the Lenders hereunder agree to cooperate with the Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrowers and their Subsidiaries, including the provision of such documents or other information as may be requested by such Gaming Boards relating to Borrowers or any of the Subsidiaries or to the Loan Documents.  The Borrowers and each of their Affiliates hereby consent to any such disclosure by the Lenders and Administrative Agent to any Gaming Board and releases such parties from any liability for any such disclosure.  The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and if prior approval of any Gaming Boards is required therefor, such approval shall be obtained.

10.18      Removal of a Lender.  The Borrowers shall have the right to remove a Lender as a party to this Agreement in accordance with this Section 10.18 if such Lender is the subject of a Disqualification.  If the Borrowers are entitled to remove a Lender pursuant to this Section 10.18, upon notice from the Borrowers, the Lender being removed shall execute and deliver an Assignment and Assumption Agreement covering any and all of the Lender’s Commitments hereunder and the Loans at any time owing to it hereunder in favor of one or more Eligible Assignees designated by the Borrowers (and acceptable to the Administrative Agent, which acceptance shall not be unreasonably delayed or withheld), subject to the payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANNERY CASINO RESORTS, LLC

By:	/s/ William J. Paulos
	Name:	William J. Paulos
	Title:	Manager

WASHINGTON TROTTING ASSOCIATION, INC.

By:	/s/ William J. Paulos
	Name:	William J. Paulos
	Title:	President, Secretary and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender, Swing Line Lender and L/C Issuer

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

WELLS FARGO GAMING CAPITAL, LLC, as Co-Syndication Agent

By:	/s/ Sue Fuller
	Name:	Sue Fuller
	Title:	Managing Director

GOLDMAN SACHS BANK USA, as Co-Syndication Agent

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

BANK OF AMERICA, N.A., as Co-Syndication Agent

By:	/s/ Justin Lien
	Name:	Justin Lien
	Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Co-Documentation Agent

By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Managing Director

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

MACQUARIE CAPITAL (USA) INC.,
as Co-Documentation Agent

By:	/s/ Gregory J. Hefner
	Name:	Gregory J. Hefner
	Title:	Managing Director

By:	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Senior Vice President

WELLS FARGO BANK, N.A., as L/C Issuer

By:	/s/ Duane Bouligny
	Name:	Duane Bouligny
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Revolving Lender

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

Bank of America, N.A. as a Revolving Lender

By:	/s/ Justin Lien
	Name:	Justin Lien
	Title:	Director

Goldman Sachs Bank USA, as Revolving Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

Wells Fargo Gaming Capital, LLC, as Revolving Lender

By:	/s/ Suzanne Fuller
	Name:	Suzanne Fuller
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Revolving Lender

By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Managing Director

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

MIHI LLC, as Revolving Lender

By:	/s/ Stephen Mehos
	Name:	Stephen Mehos
	Title:	Authorized Signatory

By:	/s/ Doug Parris
	Name:	Doug Parris
	Title:	Authorized Signatory